                                                               Exhibit 99.(a)(1)

                          OFFER TO PURCHASE FOR CASH
                    ALL OUTSTANDING SHARES OF COMMON STOCK
                      AT A PRICE OF $28.00 NET PER SHARE,

                           ALL OUTSTANDING SHARES OF
            5 5/8% CUMULATIVE CONVERTIBLE PREFERRED STOCK, SERIES D
                      AT A PRICE OF $96.544 NET PER SHARE
                                      AND
                           ALL OUTSTANDING SHARES OF
              6% CUMULATIVE CONVERTIBLE PREFERRED STOCK, SERIES E
                     AT A PRICE OF $100.646 NET PER SHARE
                                      OF
                             MAGMA COPPER COMPANY
                                      BY
                                 BHP SUB INC.
                      AN INDIRECT WHOLLY OWNED SUBSIDIARY
                                      OF
                  THE BROKEN HILL PROPRIETARY COMPANY LIMITED

                                ---------------


 THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY
            TIME, ON JANUARY 4, 1996, UNLESS THE OFFER IS EXTENDED.

                                ---------------

THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (I) THERE HAVING BEEN VALIDLY TENDERED PRIOR TO THE EXPIRATION DATE AND NOT WITHDRAWN THAT NUMBER OF COMMON SHARES AND PREFERRED SHARES (AS HEREIN DEFINED) REPRESENTING AT LEAST A MAJORITY OF ALL OUTSTANDING COMMON SHARES OF MAGMA COPPER COMPANY ON A FULLY DILUTED BASIS ON THE DATE OF PURCHASE AND (II) SATISFACTION OF CERTAIN OTHER TERMS AND CONDITIONS. SEE SECTION 15.

                                ---------------

THE OFFER IS BEING MADE PURSUANT TO THE AGREEMENT AND PLAN OF MERGER, DATED AS OF NOVEMBER 30, 1995, BY AND AMONG BHP SUB INC., BHP HOLDINGS (USA) INC., THE BROKEN HILL PROPRIETARY COMPANY LIMITED AND MAGMA COPPER COMPANY. THE BOARD OF DIRECTORS OF MAGMA COPPER COMPANY HAS APPROVED THE MERGER AGREEMENT, THE OFFER AND THE MERGER, HAS DETERMINED THAT THE TERMS OF THE OFFER AND THE MERGER ARE FAIR TO AND IN THE BEST INTERESTS OF THE COMPANY'S STOCKHOLDERS, AND RECOMMENDS THAT THE COMPANY'S STOCKHOLDERS ACCEPT THE OFFER AND TENDER ALL OF THEIR SHARES.

                                ---------------

                                   IMPORTANT

  Any stockholder wishing to tender Shares in the Offer must either (i) complete and sign the Letter of Transmittal or a facsimile thereof in accordance with the instructions in the Letter of Transmittal and mail or deliver the Letter of Transmittal and all other required documents to the Depositary together with certificates representing the Shares tendered or follow the procedure for book-entry transfer set forth in Section 3 or (ii) request such stockholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction. A stockholder having Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such person if such stockholder wishes to tender such Shares.

  Any stockholder who wishes to tender Shares and cannot deliver such Shares and all other required documents to the Depositary on or prior to the Expiration Date or who cannot comply with the procedures for book-entry transfer on a timely basis may tender such Shares pursuant to the guaranteed delivery procedure set forth in Section 3.

  Questions and requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other related materials may be obtained from the Information Agent. Stockholders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

                                ---------------

                     The Dealer Manager for the Offer is:

                                CS FIRST BOSTON

December 5, 1995

                               TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----
Introduction..............................................................   1
 1. Terms of the Offer....................................................   3
 2. Acceptance for Payment and Payment for Shares.........................   4
 3. Procedure for Tendering Shares........................................   5
 4. Withdrawal Rights.....................................................   8
 5. Certain Federal Income Tax Consequences...............................   8
 6. Price Range of Shares; Dividends......................................   9
 7. Effect of the Offer on the Market for Shares, NYSE Listing, Stock
    Quotation, and Registration Under the Exchange Act....................  11
 8. Certain Information Concerning the Company............................  12
 9. Certain Information Concerning Purchaser, Sub and BHP.................  13
10. Source and Amount of Funds............................................  15
11. Background of the Offer; Past Contacts, Transactions or Negotiations    15
    with the Company......................................................
12. Purpose of the Offer and the Merger; Appraisal Rights; Plans for the    18
    Company...............................................................
13. The Merger Agreement..................................................  21
14. Dividends and Distributions...........................................  24
15. Certain Conditions to Purchaser's Obligations.........................  25
16. Certain Regulatory and Legal Matters..................................  26
17. Fees and Expenses.....................................................  28
18. Miscellaneous.........................................................  28
Annex I--Certain Information Concerning The Directors And Executive
    Officers of Purchaser, Sub and BHP.................................... I-1

TO ALL HOLDERS OF COMMON STOCK,
   5 5/8% CUMULATIVE CONVERTIBLE PREFERRED STOCK, SERIES D AND
   6% CUMULATIVE CONVERTIBLE PREFERRED STOCK, SERIES E OF
   MAGMA COPPER COMPANY

                                 INTRODUCTION

  BHP Sub Inc., a Delaware corporation ("Purchaser"), and a wholly owned subsidiary of BHP Holdings (USA) Inc., a Delaware corporation ("Sub"), which in turn is an indirect wholly owned subsidiary of The Broken Hill Proprietary Company Limited, a Victoria, Australia corporation ("BHP"), hereby offers to purchase (i) all outstanding shares of Common Stock, par value $0.01 per share (the "Common Shares"), of Magma Copper Company, a Delaware corporation (the "Company"), at a price of $28.00 per share net to the seller in cash, (ii) all outstanding shares of 5 5/8% Cumulative Convertible Preferred Stock, Series D, par value $0.01 per share (the "Series D Preferred Shares") of the Company at a price of $96.544 per share net to the seller in cash and (iii) all outstanding shares of 6% Cumulative Convertible Preferred Stock, Series E, par value $0.01 per share (the "Series E Preferred Shares") of the Company at a price of $100.646 per share net to the seller in cash, all upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which together constitute the "Offer"). The Series D Preferred Shares, together with the Series E Preferred Shares (together, the "Preferred Shares") and the Common Shares are referred to herein as the "Shares." Tendering holders of Shares will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 to the Letter of Transmittal, transfer taxes on the purchase of Shares by Purchaser pursuant to the Offer. Purchaser will pay all charges and expenses of CS First Boston Corporation ("CS First Boston"), which is acting as Dealer Manager for the Offer, (in such capacity, the "Dealer Manager"), Citibank, N.A. (the "Depositary") and D.F. King & Co., Inc. (the "Information Agent"), incurred in connection with the Offer.

  THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE HAVING BEEN VALIDLY TENDERED PRIOR TO THE EXPIRATION DATE (AS HEREIN DEFINED) AND NOT WITHDRAWN THAT NUMBER OF SHARES REPRESENTING AT LEAST A MAJORITY OF ALL OUTSTANDING COMMON SHARES OF THE COMPANY ON A FULLY DILUTED BASIS ON THE DATE OF PURCHASE ASSUMING CONVERSION OF ALL OUTSTANDING OPTIONS OR OTHER SECURITIES CONVERTIBLE INTO COMMON SHARES (THE "MINIMUM CONDITION"). THE OFFER IS ALSO SUBJECT TO CERTAIN OTHER TERMS AND CONDITIONS. SEE SECTION 15.

  THE BOARD OF DIRECTORS OF THE COMPANY HAS APPROVED THE MERGER AGREEMENT (AS HEREIN DEFINED), THE OFFER AND THE MERGER (AS HEREIN DEFINED), HAS DETERMINED THAT THE TERMS OF THE OFFER AND THE MERGER ARE FAIR TO AND IN THE BEST INTEREST OF THE COMPANY'S STOCKHOLDERS, AND RECOMMENDS THAT THE COMPANY'S STOCKHOLDERS ACCEPT THE OFFER AND TENDER ALL THEIR SHARES.

  The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of November 30, 1995 (the "Merger Agreement"), by and among Purchaser, Sub, BHP and the Company. The Merger Agreement provides, among other things, that as soon as practicable after the purchase of Shares pursuant to the Offer and the satisfaction of the other conditions set forth in the Merger Agreement and in accordance with the relevant provisions of the General Corporation Law of the State of Delaware (the "DGCL"), Purchaser will be merged with and into the Company (the "Merger"). See Section 12. Following consummation of the Merger, the Company will continue as the surviving corporation (the "Surviving Corporation") and will be an indirect wholly owned subsidiary of BHP. At the effective time of the Merger (the "Effective Time"), each issued and outstanding Common Share (other than Common Shares owned by the Company as treasury stock, Common Shares owned by Purchaser, and Common Shares with respect to which appraisal rights are properly exercised under the DGCL ("Dissenting Shares")), will be converted into and represent solely a right to receive $28.00 in cash (adjusted for stock splits and other similar events), without interest thereon. Also, at the Effective Time, each issued and outstanding Preferred Share (other than Preferred Shares owned by the Company as treasury stock, Preferred Shares owned by Purchaser, and Preferred Shares with respect to which appraisal rights are properly exercised under the DGCL (also, "Dissenting Shares")), will be converted into and represent solely a right to receive cash in an amount equal to (x) the number of Common Shares into which such Preferred Share would have been convertible immediately prior to the Effective Time multiplied by
(y) $28.00 (adjusted for stock splits and other similar events), without interest thereon. See Section 5 for a description of certain federal income tax consequences of the Offer and the Merger. All Shares held as treasury shares and Shares held by the Purchaser or any of its affiliates will be cancelled at the Effective Time. All shares of capital stock of Purchaser issued and outstanding immediately prior to the Effective Time shall be converted and changed into an equal number of shares of capital stock of the Surviving Corporation. Each of the cash considerations described in the two preceding sentences is referred to in this Offer to Purchase as the "Merger Consideration."

  The Merger Agreement provides that, promptly upon the purchase of Shares pursuant to the Offer, Purchaser will be entitled to designate for election to the Board of Directors of the Company such number of directors (rounded up to the next whole number) as will give Purchaser, subject to compliance with
Section 14(f) of the Exchange Act of 1934, as amended (the "Exchange Act"), representation on such Board of Directors equal to the product of (i) the total number of directors on such Board of Directors (after giving effect to the appointment of such directors) and (ii) the percentage that the number of Common Shares purchased by Purchaser in the Offer bears to the number of Common Shares outstanding, and requires the Company to take such action (including increasing the size of its Board of Directors and/or securing the resignations of existing directors of the Company), as may be necessary to enable Purchaser's nominees to be so elected. See Section 12 "--Board Representation."

  The Company has represented to BHP that, as of November 28, 1995, there were
(a) 46,420,534 Common Shares issued and outstanding, (b) 2,000,000 Series D Preferred Shares issued and outstanding, which are convertible into 6,896,000 Common Shares based on the applicable conversion rate, (c) 2,000,000 Series E Preferred Shares issued and outstanding, which are convertible into 7,189,000 Common Shares based on the applicable conversion rate, (d) employee and director stock options and awards outstanding to purchase an aggregate of 3,507,968 Common Shares and (e) outstanding warrants to acquire 1,263,794 Common Shares, all of which warrants expired November 30, 1995, unless previously exercised. In addition, the Company will issue 10,000 Common Shares, in the aggregate, to its non-employee directors on January 2, 1996. As of the date hereof, none of Purchaser, Sub or BHP or any of their subsidiaries beneficially owns any Shares. Based upon such information, and assuming exercise of all outstanding stock options and all warrants, if Shares representing at least 32,643,649 Common Shares in the aggregate are validly tendered and not withdrawn prior to the expiration of the Offer, the Minimum Condition would be satisfied. Following the purchase of such number of Shares, under the Company's Restated Certificate of Incorporation and the DGCL, Purchaser would have sufficient voting power to approve the Merger without the affirmative vote of any other stockholder. If Purchaser acquires 90% or more of the outstanding shares of each class of stock of the Company in the Offer or otherwise, Purchaser would be able to effect the Merger pursuant to the short-form merger provisions of Section 253 of DGCL, without prior notice to, or any action by, any other stockholder of the Company.

  In connection with the transactions contemplated by the Merger Agreement, BHP has entered into a Tender Agreement, dated as of November 30, 1995 (the "Tender Agreement"), with Warburg, Pincus Capital Company, L.P., a Delaware limited partnership ("Warburg, Pincus"), pursuant to which, among other things, Warburg, Pincus has agreed to validly tender in the Offer, and not withdraw, all Common Shares which it now owns or subsequently may acquire (the "Stockholder Shares") (which, based on information contained in the Schedule 13D, filed December 1, 1988, as amended, by Warburg, Pincus with respect to its ownership of Common Shares, amounted to 16,899,616 Common Shares beneficially owned as of November 30, 1995, and which constitute approximately 25.9% of the Common Shares on a fully diluted basis). In addition, Warburg, Pincus agreed in the Tender Agreement that, at any meeting of the Company's stockholders (however called), it would (i) vote the Stockholder Shares in favor of the Merger, (ii) vote the Stockholder Shares against any action or agreement that would result in a breach in any material respect of any covenant, representation or warranty or any other obligation of the Company under the Merger Agreement, and (iii) vote the Stockholder Shares against any action or agreement that would impede, interfere with, delay, postpone or attempt to discourage the Merger or the Offer.

The Tender Agreement further provides that it shall terminate on the first to occur of (a) the Effective Time, (b) the termination of the Merger Agreement in accordance with its terms, (c) the Company's Board of Directors having withdrawn its approval or recommendation of the Offer or the Merger, (d) the Company's Board of Directors having modified its approval of the Offer or the Merger in any manner adverse to BHP and (e) written notice of termination of the Tender Agreement from BHP to Warburg, Pincus. See Section 11.

  Tendering Shares pursuant to the Offer will not affect the right of stockholders to receive dividends declared by the Company, if any, with a record date prior to the date on which Purchaser purchases the Shares pursuant to the Offer. See Sections 6 and 14.

  THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

1. TERMS OF THE OFFER.

  Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), Purchaser will accept for payment and pay for all Shares validly tendered prior to the Expiration Date and not theretofore withdrawn in accordance with Section 4. The term "Expiration Date" means 12:00 midnight, New York City time, on January 4, 1996, unless Purchaser shall have extended the period of time for which the Offer is open as may be required by the terms of the Merger Agreement, or applicable law, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by Purchaser, shall expire. See Sections 13 and 15.

  If Purchaser shall decide, in its sole discretion (exercised in accordance with the terms of the Merger Agreement), to increase the consideration offered in the Offer to holders of Shares and if, at the time that notice of such increase is first published, sent or given to holders of Shares in the manner specified below, the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that such notice is first so published, sent or given, then the Offer will be extended until the expiration of such period of ten business days. For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or a federal holiday, and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

  THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, SATISFACTION OF THE MINIMUM CONDITION. THE OFFER IS ALSO SUBJECT TO SATISFACTION OR WAIVER OF OTHER TERMS AND CONDITIONS. SEE SECTION 15. Purchaser reserves the right (but shall not be obligated), in accordance with applicable rules and regulations of the Securities and Exchange Commission (the "Commission"), in its sole discretion, to waive any of the conditions to the Offer other than the Minimum Condition (which may be waived only with the consent of the Company's Board of Directors). If the Minimum Condition or any of the other conditions set forth in Section 15 have not been satisfied by 12:00 midnight, New York City time, on January 4, 1996 (or any other time then set as the Expiration Date), Purchaser may, subject to the terms of the Merger Agreement as described below, elect to (1) extend the Offer and, subject to applicable withdrawal rights, retain all tendered Shares until the Expiration Date, as extended, (2) not extend the Offer and, subject to complying with applicable rules and regulations of the Commission, accept for payment all Shares so tendered, or
(3) terminate the Offer and not accept for payment any Shares and return all tendered Shares to tendering stockholders. Under the terms of the Merger Agreement, Purchaser may not, without the consent of the Company's Board of Directors, (i) decrease or change the form of consideration payable in the Offer, (ii) reduce the number of Shares sought pursuant to the Offer, (iii) amend the conditions or impose additional conditions to the Offer, (iv) amend any term of the Offer or (v) waive the Minimum Condition. If all the conditions to consummation of the Offer are satisfied, Sub and Purchaser shall consummate the Offer as promptly as possible. Notwithstanding the foregoing and subject to the immediately preceding sentence, Purchaser (i) may at any time, in its sole discretion, extend the Offer and (ii) may not terminate the Offer on the Initial Expiration Date (as defined in Section 15) and shall extend the Offer upon the occurrence of the Events (as defined in Section 15) to the extent contemplated by the provisions of the Merger Agreement. See
Section 15. Subject to the terms of the Merger Agreement described above, Purchaser reserves the right (but will not be obligated), at any time and from time to time in its sole discretion, to extend the period during which the Offer is open by giving oral or written notice of such extension to the Depositary and by making a public announcement of such extension promptly thereafter. During any such extension, all Shares previously tendered and not withdrawn will remain subject to the Offer, subject to the rights of a tendering stockholder to withdraw its Shares. There can be no assurance that Purchaser will exercise its right to extend the Offer.

  Subject to the applicable rules and regulations of the Commission and subject to the terms of the Merger Agreement described above, Purchaser also expressly reserves the right, in its sole discretion at any time and from time to time, upon the occurrence of any of the Events set forth in Section 15, to delay payment for any Shares regardless of whether such Shares were theretofore accepted for payment, or to terminate the Offer and not to accept for payment or pay for any Shares not theretofore accepted for payment or paid for, by giving oral or written notice of such delay, termination or amendment to the Depositary and by making a public announcement thereof. Purchaser's right to delay payment for any Shares or not to pay for any Shares theretofore accepted for payment is subject to the applicable rules and regulations of the Commission, including Rule 14e-1(c) under the Exchange Act, relating to Purchaser's obligation to pay for or return tendered Shares promptly after the termination or withdrawal of the Offer.

  Any extension of the period during which the Offer is open, delay in acceptance for payment or payment, termination or amendment of the Offer will be followed, as promptly as practicable, by public announcement thereof, such announcement in the case of an extension to be issued not later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date in accordance with the public announcement requirements of Rules 14d-4(c) and 14e-1(d) under the Exchange Act. Without limiting the obligation of Purchaser under such rule or the manner in which Purchaser may choose to make any public announcement, Purchaser currently intends to make announcements by issuing a press release to the Dow Jones News Service and making any appropriate filing with the Commission.

  If Purchaser makes a material change in the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, Purchaser will disseminate additional tender offer materials and extend the Offer if and to the extent required by Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act. The minimum period during which a tender offer must remain open following material changes in the terms of the Offer or the information concerning the Offer, other than a change in price or a change in percentage of securities sought, will depend upon the relevant facts and circumstances, including the relative materiality of the changes to such terms or information. With respect to a change in price or a change in percentage of securities sought, a minimum ten business day period is generally required to allow for adequate dissemination to stockholders and investor response.

  The Company has provided Purchaser with the Company's list of stockholders and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the Letter of Transmittal will be mailed to record holders of the Shares and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the list of stockholders or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.

  BHP has guaranteed Purchaser's and Sub's obligations pursuant to the Offer and the Merger Agreement. See Section 13 "--BHP Guarantee."

2. ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES.

  Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Purchaser will accept for payment and will pay for all Shares validly tendered prior to the Expiration Date and not theretofore withdrawn in accordance with Section 4 promptly after the later to occur of (a) the Expiration Date and (b) subject to compliance with Rule 14e-1(c) under the Exchange Act, the satisfaction or waiver of the conditions set forth in
Section 15. Subject to compliance with Rule 14e-1(c) under the Exchange Act, Purchaser expressly reserves the right to delay payment for Shares in order to comply in whole or in part with any applicable law. See Sections 1 and 16. In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates for such Shares or timely confirmation (a "Book-Entry Confirmation") of a book-entry transfer of such Shares into the Depositary's account at The Depository Trust Company, the Midwest Securities Trust Company, the Pacific Securities Depository Trust Company or the Philadelphia Depository Trust Company (collectively, the "Book-Entry Transfer Facilities"), pursuant to the procedures set forth in Section 3, (ii) a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof) with all required signature guarantees or, in the case of a book-entry transfer, an Agent's Message (as defined below) and (iii) all other documents required by the Letter of Transmittal.

  The term "Agent's Message" means a message transmitted by a Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that such Book-Entry Transfer Facility has received an express acknowledgment from the participant in such Book-Entry Transfer Facility tendering the Shares that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Purchaser may enforce such agreement against the participant.

  For purposes of the Offer, Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered on or prior to the Expiration Date and not properly withdrawn if, as and when Purchaser gives oral or written notice to the Depositary of Purchaser's acceptance of such Shares for payment. In all cases, payment for Shares purchased pursuant to the Offer will be made by deposit of the purchase price with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from Purchaser and transmitting such payment to tendering stockholders. If, for any reason whatsoever, acceptance for payment of any Shares tendered pursuant to the Offer is delayed, or Purchaser is unable to accept for payment Shares tendered pursuant to the Offer, then, without prejudice to Purchaser's rights under Section 1, the Depositary may, nevertheless, on behalf of Purchaser, retain tendered Shares and such Shares may not be withdrawn, except to the extent that the tendering stockholders are entitled to withdrawal rights as described in Section 4 and as otherwise required by Rule 14e-1(c) under the Exchange Act. Under no circumstances will interest be paid by Purchaser because of any delay in making such payment.

  If any tendered Shares are not accepted for payment pursuant to the terms and conditions of the Offer for any reason, or if certificates are submitted for more Shares than are tendered, certificates for such unpurchased or untendered Shares will be returned, without expense to the tendering stockholder (or, in the case of Shares delivered by book-entry transfer to a Book-Entry Transfer Facility, such Shares will be credited to an account maintained within such Book-Entry Transfer Facility), as promptly as practicable after the expiration, termination or withdrawal of the Offer.

  If, prior to the Expiration Date, Purchaser increases the price being paid for Shares accepted for payment pursuant to the Offer, such increased consideration will be paid to all stockholders whose Shares are purchased pursuant to the Offer.

  The Purchaser reserves the right to transfer or assign, in whole or from time to time in part, to one or more direct or indirect subsidiaries of BHP the right to purchase all or any portion of the Shares tendered pursuant to the Offer, but no such transfer or assignment shall relieve Purchaser of its obligations under the Offer or prejudice any rights of tendering stockholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

3. PROCEDURE FOR TENDERING SHARES.

  VALID TENDERS. For Shares to be validly tendered pursuant to the Offer, a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof), with all required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message, and all other required documents, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase on or prior to the Expiration Date, and either (i) certificates representing such Shares must be received by the Depositary or such Shares must be tendered pursuant to the procedure for book-entry transfer set forth below, and a Book-Entry Confirmation must be received by the Depositary, in each case on or prior to the Expiration Date, or (ii) the guaranteed delivery procedure set forth below must be complied with. No alternative, conditional or contingent tenders will be accepted. DELIVERY OF DOCUMENTS TO A BOOK-ENTRY TRANSFER FACILITY IN

ACCORDANCE WITH SUCH BOOK-ENTRY TRANSFER FACILITY'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

  BOOK-ENTRY TRANSFER. The Depositary will make a request to establish an account with respect to the Shares at each Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in a Book-Entry Transfer Facility's system may make book-entry delivery of Shares by causing a Book-Entry Transfer Facility to transfer such Shares into the Depositary's account at such Book-Entry Transfer Facility in accordance with such Book-Entry Transfer Facility's procedures for transfer. Although delivery of Shares may be effected through book-entry at a Book-Entry Transfer Facility prior to the Expiration Date, for Shares to be validly tendered (i) the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with all required signature guarantees, or an Agent's Message in connection with a book-entry transfer, and all other required documents, must, in any case, be transmitted to and received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase on or prior to the Expiration Date or (ii) the tendering stockholder (or his or her nominee) must comply with the guaranteed delivery procedures described below.

  SIGNATURE GUARANTEE. Signatures on the Letter of Transmittal must be guaranteed by a member in good standing of the Securities Transfer Agents Medallion Program, the Stock Exchange Medallion Program or the New York Stock Exchange, Inc. Medallion Signature Program (each of the foregoing being referred to as an "Eligible Institution" and, collectively, as "Eligible Institutions"), unless the Shares tendered thereby are tendered (i) by a registered holder of Shares who has not completed either the box labeled "Special Delivery Instructions" or the box labeled "Special Payment Instructions" on the Letter of Transmittal or (ii) for the account of any Eligible Institution. If the certificates evidencing tendered Shares are registered in the name of a person or persons other than the signer of the Letter of Transmittal, or if payment is to be made, or delivered to, or certificates for unpurchased Shares are to be issued or returned to, a person other than the registered owner or owners, then the tendered certificates must be endorsed or accompanied by duly executed stock powers, in either case signed exactly as the name or names of the registered owner or owners appear on the certificates, with the signatures on the certificates or stock powers guaranteed by an Eligible Institution as provided in the Letter of Transmittal. See Instructions 1 and 5 to the Letter of Transmittal.

  GUARANTEED DELIVERY. If a stockholder wishes to tender Shares pursuant to the Offer and such stockholder's certificates for Shares are not immediately available or time will not permit certificates and all required documents to reach the Depositary on or prior to the Expiration Date or the procedure for book-entry transfer cannot be completed on a timely basis, such Shares may nevertheless be tendered validly upon compliance with all of the following guaranteed delivery procedures:

    (i) the tender is made by or through an Eligible Institution;

    (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by Purchaser herewith, is received by the Depositary, as provided below, on or prior to the Expiration Date; and

    (iii) the certificates for all physically tendered Shares in proper form for transfer (and/or a Book-Entry Confirmation for all such Shares), together with a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof), and all required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message, and all other documents required by the Letter of Transmittal are received by the Depositary within three New York Stock Exchange, Inc. trading days after the date of such Notice of Guaranteed Delivery.

  The Notice of Guaranteed Delivery may be delivered by hand or transmitted by telegram, mail or facsimile transmission to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery.

  THE METHOD OF DELIVERY OF SHARES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH ANY BOOK-ENTRY TRANSFER FACILITY, IS AT THE OPTION AND SOLE RISK OF THE TENDERING STOCKHOLDER. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

  Notwithstanding any other provision hereof, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of (i) certificates for such Shares or a Book-Entry Confirmation, (ii) a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof), with all required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message, and (iii) all other documents required by the Letter of Transmittal.

  BACK-UP FEDERAL INCOME TAX WITHHOLDING. TO PREVENT BACK-UP FEDERAL INCOME TAX WITHHOLDING WITH RESPECT TO PAYMENT OF THE PURCHASE PRICE OF SHARES PURCHASED PURSUANT TO THE OFFER, EACH STOCKHOLDER MUST PROVIDE THE DEPOSITARY WITH HIS OR HER CORRECT TAXPAYER IDENTIFICATION NUMBER ("TIN") AND CERTIFY THAT HE OR SHE IS NOT SUBJECT TO BACKUP FEDERAL INCOME TAX WITHHOLDING BY COMPLETING THE SUBSTITUTE FORM W-9 INCLUDED IN THE LETTER OF TRANSMITTAL. SEE INSTRUCTION 9 SET FORTH IN THE LETTER OF TRANSMITTAL.

  DETERMINATION OF VALIDITY. All questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by Purchaser in its sole discretion, and its determination will be final and binding on all parties. Purchaser reserves the absolute right to reject any or all tenders of any Shares that are determined by it not to be in proper form or the acceptance of or payment for which may, in the opinion of Purchaser, be unlawful. Purchaser also reserves the absolute right to waive any of the conditions of the Offer, subject to the limitations set forth in the Merger Agreement, or any defect or irregularity in the tender of any Shares. In all cases, Purchaser's interpretation of the Instructions to the Letter of Transmittal will be final and binding on all parties. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived. None of Purchaser, Sub, BHP, any of their affiliates, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability to any tendering stockholder for failure to give any such notification.

  OTHER REQUIREMENTS. By executing the Letter of Transmittal as set forth above, a tendering stockholder irrevocably appoints designees of Purchaser as such stockholder's attorneys-in-fact and proxies, each with full power of substitution, in the manner set forth in the Letter of Transmittal, to the full extent of such stockholder's rights with respect to (i) the Shares tendered by such stockholder and accepted for payment by Purchaser and (ii) all dividends (other than regular quarterly dividends payable on Preferred Shares prior to their purchase by Purchaser), distributions (including, without limitation, distributions of additional Shares) and rights declared, issued, paid or distributed in respect of any such Shares on or after December 5, 1995 and payable or distributable to such stockholder on a date prior to the transfer to the name of Purchaser (or a nominee or transferee of Purchaser) on the Company's stock transfer record of such Shares (collectively, "Distributions"). All such powers of attorney and proxies are irrevocable and shall be considered coupled with an interest in the tendered Shares. This appointment is effective when, and only to the extent that, Purchaser accepts for payment the Shares deposited with the Depositary. Upon acceptance for payment, all prior powers of attorney and proxies given by the stockholder with respect to the Shares and all Distributions will, without further action, be revoked and no subsequent powers of attorney and proxies may be given or written consent executed (and, if given or executed, will not be deemed effective). The designees of Purchaser will, with respect to the Shares and all Distributions, be empowered to exercise all voting and other rights of such stockholder as they in their sole discretion deem proper in respect of any annual or special meeting of the Company's stockholders, or any adjournment or postponement thereof or in connection with any action that may be taken by consent in lieu of any meeting or otherwise. Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon Purchaser's payment for such Shares, Purchaser must be able to exercise full voting and other rights of record or beneficial holder with respect to such Shares and all Distributions, including voting at any meeting of stockholders (whether annual or special or whether or not adjourned) or acting by written consent.

  A tender of Shares pursuant to any one of the procedures described above will constitute the tendering stockholder's acceptance of the terms and conditions of the Offer. Purchaser's acceptance of payment of Shares tendered pursuant to the Offer will constitute the tendering stockholder's acceptance of the terms and conditions of the Offer.

4. WITHDRAWAL RIGHTS.

  Except as otherwise provided in this Section 4, tenders of Shares made pursuant to the Offer are irrevocable. Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date (other than the Stockholder Shares, which may only be withdrawn as provided in the Tender Agreement) and, unless theretofore accepted for payment pursuant to the Offer, may also be withdrawn at any time after February 2, 1996 (or such later date as may apply if the Offer is extended). If purchase of or payment for Shares is delayed for any reason or if Purchaser is unable to purchase or pay for Shares for any reason, then, without prejudice to Purchaser's rights under the Offer, tendered Shares may be retained by the Depositary on behalf of Purchaser and may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as set forth in this Section 4, subject to Rule 14e-1(c) under the Exchange Act, which provides that no person who makes a tender offer shall fail to pay the consideration offered or return the securities deposited by or on behalf of security holders promptly after the termination or withdrawal of the tender offer.

  For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any notice of withdrawal must, to be valid, specify the name of the person who tendered the Shares to be withdrawn, the class and number of Shares to be withdrawn and the name in which the certificates representing such Shares are registered, if different from that of the person who tendered the Shares. If certificates for Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and, unless such Shares have been tendered by an Eligible Institution, the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer set forth in Section 3, any notice of withdrawal must, to be valid, also specify the name and number of the account at the applicable Book-Entry Transfer Facility to be credited with the withdrawn Shares. All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by Purchaser, in its sole discretion, and its determination will be final and binding on all parties. None of Purchaser, BHP, any of their affiliates or assigns, the Dealer Manager, the Depositary, the Information Agent nor any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability to any tendering stockholder for failure to give any such notification.

  Any Shares properly withdrawn will be deemed not validly tendered for purposes of the Offer, but may be retendered at any subsequent time prior to the Expiration Date by following any of the procedures described in Section 3.

5. CERTAIN FEDERAL INCOME TAX CONSEQUENCES.

  The following is a summary of the principal federal income tax consequences of the Offer and the Merger to holders whose Shares are purchased pursuant to the Offer or whose Shares are converted to cash in the Merger (including Dissenting Shares). The discussion applies only to holders of Shares in whose hands Shares are capital assets, and may not apply to Shares received pursuant to the exercise of employee stock-options or otherwise as compensation, or to holders of Shares who are subject to special provisions of the tax law (such as insurance companies, tax-exempt organizations and non-U.S. persons).

  THE FEDERAL INCOME TAX CONSEQUENCES SET FORTH BELOW ARE INCLUDED FOR GENERAL INFORMATIONAL PURPOSES ONLY AND ARE BASED UPON CURRENT LAW. BECAUSE INDIVIDUAL CIRCUMSTANCES MAY DIFFER, EACH HOLDER OF SHARES SHOULD CONSULT

SUCH HOLDER'S OWN TAX ADVISOR TO DETERMINE THE APPLICABILITY OF THE RULES DISCUSSED BELOW TO SUCH STOCKHOLDER AND THE PARTICULAR TAX EFFECTS OF THE OFFER AND THE MERGER TO SUCH STOCKHOLDER, INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL AND OTHER INCOME TAX LAWS.

  The receipt of cash for Shares pursuant to the Offer or the Merger (including Dissenting Shares) will be a taxable transaction for federal income tax purposes. In general, for federal income tax purposes, a holder of Shares will recognize gain or loss equal to the difference between (a) such holder's adjusted tax basis for the Shares sold pursuant to the Offer or converted to cash in the Merger, and (b) the amount of cash received therefor. Gain or loss must be determined separately for each block of Shares (i.e., Shares acquired at the same cost in a single transaction) sold pursuant to the Offer or converted to cash in the Merger. Such gain or loss will be capital gain or loss (other than any amounts received with respect to Dissenting Shares which are deemed to be interest for federal income tax purposes, which amounts will be taxed as ordinary income) and will be long-term capital gain or loss if, on the date of sale (or, if applicable, the date of the Merger), the Shares were held for more than one year. In the case of an individual holder, net long-term capital gain may be subject to a reduced rate of tax, and net capital losses may be subject to limits on deductibility.

  Payments in connection with the Offer or the Merger may be subject to "back-up withholding" at a rate of 31%. Back-up withholding generally applies if the stockholder (a) fails to furnish such stockholder's social security number or TIN, (b) furnishes an incorrect TIN, or (c) under certain circumstances, fails to provide a certified statement, signed under penalties or perjury, that the TIN provided is such stockholder's correct number and that such stockholder is not subject to back-up withholding. Back-up withholding is not an additional tax but merely an advance payment, which may be refunded to the extent it results in an overpayment of tax. Certain persons generally are entitled to exemption from back-up withholding, including corporations and financial institutions. Certain penalties apply for failure to furnish correct information and for failure to include reportable payments in income. Each stockholder should consult with such stockholder's own tax advisor as to such stockholder's qualification for exemption from back-up withholding and the procedure for obtaining such exemption. Tendering stockholders may be able to prevent back-up withholding by completing the Substitute Form W-9 included in the Letter of Transmittal. See Section 3.

6. PRICE RANGE OF SHARES; DIVIDENDS.

  The Shares are listed and traded on the New York Stock Exchange ("NYSE") under the trading symbols "MCU" (Common Shares), "MCU.PFD" (Series D Preferred Shares) and "MCU.PFE" (Series E Preferred Shares). The following tables set forth for the periods indicated the high and low bid prices per Common Share and Preferred Share. Common Share prices are as reported in the Company's Annual Report on Form 10-K for the year ended December 31, 1994 (the "Company Form 10-K") and, in the case of 1995, as reported on the NYSE based on published financial sources. Preferred Share prices are as reported on the NYSE based on published financial sources.

     COMMON SHARES                                                HIGH     LOW
     -------------                                               ------- -------
     1993 (calendar year)
       First Quarter............................................ $18 5/8 $13 1/4
       Second Quarter...........................................  15 1/4  10 5/8
       Third Quarter............................................  12 1/4   8 7/8
       Fourth Quarter...........................................  13 3/4   9
     1994 (calendar year)
       First Quarter............................................ $17 1/4 $12 7/8
       Second Quarter...........................................  17 1/8  13 3/8
       Third Quarter............................................  18 3/4  15 1/4
       Fourth Quarter...........................................  18 1/2  15

                                                                 HIGH     LOW
                                                                ------- -------
     1995 (calendar year)
       First Quarter........................................... $18     $15 1/8
       Second Quarter..........................................  18 5/8  13 7/8
       Third Quarter...........................................  20 7/8  16 1/8
       Fourth Quarter (through December 4, 1995)...............  27 7/8  16 1/8
     SERIES D PREFERRED SHARES
     1993 (calendar year)
       Third Quarter........................................... $53     $45 3/4
       Fourth Quarter..........................................  56 1/4  46
     1994 (calendar year)
       First Quarter........................................... $66     $54 1/4
       Second Quarter..........................................  63 3/4  54 1/2
       Third Quarter...........................................  69 7/8  59 7/8
       Fourth Quarter..........................................  68 1/4  57
     1995 (calendar year)
       First Quarter........................................... $64 1/2 $56
       Second Quarter..........................................  66 3/4  54 1/2
       Third Quarter...........................................  72 3/8  58 3/8
       Fourth Quarter (through December 4, 1995)...............  95 7/8  59 1/8
     SERIES E PREFERRED SHARES
     1993 (calendar year)
       Fourth Quarter.......................................... $59     $49 7/8
     1994 (calendar year)
       First Quarter........................................... $70     $57 1/4
       Second Quarter..........................................  66 5/8  57
       Third Quarter...........................................  72 5/8  63
       Fourth Quarter..........................................  72 1/2  61
     1995 (calendar year)
       First Quarter........................................... $67 7/8 $60 1/8
       Second Quarter..........................................  70 1/4  56 7/8
       Third Quarter...........................................  76      62 1/8
       Fourth Quarter (through December 4, 1995)...............  99 7/8  61 3/4

  On November 30, 1995, the last full day of trading prior to the date of the public announcement of the execution of the Merger Agreement and the announcement that BHP had submitted to the Company a proposal to acquire all outstanding Common Shares for $28.00 cash per share, all outstanding Series D Preferred Shares for $96.544 cash per share and all outstanding Series E Preferred Shares for $100.646 cash per share (see Section 11), the closing price per share for the Common Shares as reported on the NYSE was $21.375, the closing price per share as reported on the NYSE for the Series D Preferred Shares was $73.875 and the closing price per share as reported on the NYSE for the Series E Preferred Shares was $78.25.

  On December 4, 1995, the last full day of trading prior to the commencement of the Offer, the closing price per share for the Common Shares as reported on the NYSE was $27.75, the closing price per share as reported on the NYSE for the Series D Preferred Shares was $95.75 and the closing price per share as reported on the NYSE for the Series E Preferred Shares was $99.75. STOCKHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE SHARES.

  The Company has not declared or paid any dividends on the Common Shares during its last 3 fiscal years.

  During fiscal year 1994, the Company paid regular quarterly cash dividends on the Series D Preferred Shares and Series E Preferred Shares of $2.811 per share and $3.00 per share, totaling $5,622,000 and $6,000,000, respectively. Thus far during fiscal year 1995, the Company has paid regular quarterly cash dividends on the Series D Preferred Shares and Series E Preferred Shares of $2.10938 per share and $2.25 per share, totaling $4,218,750 and $4,500,000, respectively.

  Tendering Shares pursuant to the Offer will not affect the right of stockholders to receive any dividends with respect to Shares declared by the Company, if any, with a record date prior to the date on which Purchaser purchases the Shares pursuant to the Offer. On November 17, 1995, the Company declared regular quarterly dividends of $0.703125 per share on the Series D Preferred Shares and $0.75 per share on the Series E Preferred Shares, in each case payable on December 15, 1995 to stockholders of record at the close of business on November 28, 1995 for the period from September 16, 1995 through December 15, 1995. The Offer will expire at 12:00 midnight, New York City time, on January 4, 1996 unless extended as described elsewhere in this Offer to Purchase.

7. EFFECT OF THE OFFER ON THE MARKET FOR SHARES, NYSE LISTING, STOCK QUOTATION, AND REGISTRATION UNDER THE EXCHANGE ACT.

  The purchase of the Shares by Purchaser pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and will reduce the number of holders of Shares, which could adversely affect the liquidity and market value of the remaining Shares held by the public. The purchase of Shares pursuant to the Offer also can be expected to reduce the numbers of holders thereof.

  NYSE LISTING. Depending on the number of Shares acquired pursuant to the Offer, the Common Shares and/or Preferred Shares may no longer meet the requirements for continued listing on the NYSE. According to the NYSE's published guidelines, the NYSE would consider delisting the Common Shares and/or the Preferred Shares if, as a result of the Offer, the number of holders of 100 shares or more of any such class were reduced to less than 1,200, the number of shares of any such class publicly held (excluding those held by officers and directors of the Company, members of their immediate families and persons owning 10% or more of the Common Shares or Preferred Shares outstanding) were reduced to less than 600,000 or the aggregate market value of the publicly-held shares of any such class of Shares were reduced to less than $5 million. In addition, if registration of the Common Shares or either class of Preferred Shares under the Exchange Act were terminated, such terminated class of Shares would no longer be eligible for listing on the NYSE. If, as a result of the purchase of Shares pursuant to the Offer, the Common Shares or either or both classes of Preferred Shares no longer meet the requirements of the NYSE for continued listing, the market for Common Shares and/or Preferred Shares could be adversely affected.

  REGISTRATION UNDER THE EXCHANGE ACT. The Common Shares and Preferred Shares currently are registered under the Exchange Act. Such registrations may be terminated upon application by the Company to the Commission if there are fewer than 300 record holders of Common Shares or either or both classes of Preferred Shares. It is the intention of Purchaser to seek to cause applications for such terminations to be made as soon after consummation of the Offer as the requirements for termination of registration of the Common Shares and either or both classes of Preferred Shares are met. Termination of registration of the Common Shares and Preferred Shares under the Exchange Act would make certain provisions of the Exchange Act no longer applicable to the Company, such as the short-swing profit recovery provisions of Section 16(b) of the Exchange Act, the requirement of furnishing a proxy statement pursuant to Section 14(a) of the Exchange Act in connection with stockholders' meetings and the related requirement of furnishing an annual report to stockholders and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions. Furthermore, the ability of "affiliates" of the Company and persons holding "restricted securities" of the Company to dispose of such securities pursuant to Rule 144 or 144A promulgated under the Securities Act of 1933, as amended (the "Securities Act"), may be impaired or eliminated. Notwithstanding the foregoing, the Company will remain subject to reporting obligations under the Exchange Act so long as the Company's 12% Senior Subordinated

Notes due December 15, 2001, 11 1/2% Senior Subordinated Notes due January 15, 2002 and/or 8.70% Senior Subordinated Notes due May 15, 2005, all of which are registered under the Exchange Act, continue to be so registered.

  The Shares currently are "margin securities" under the regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of the Shares. Depending upon factors similar to those described above regarding listing and market quotations, it is possible that, following the Offer, the Shares would no longer constitute "margin securities" for the purposes of the margin regulations of the Federal Reserve Board and therefore could no longer be used as collateral for loans made by brokers. If registration of one or more classes of Shares under the Exchange Act were terminated, the Shares of such class(es) would no longer be "margin securities."

8. CERTAIN INFORMATION CONCERNING THE COMPANY.

  The Company is a Delaware corporation with its principal executive offices located at 7400 North Oracle Road, Suite 200, Tucson, Arizona 85704. Except as otherwise set forth herein, the information concerning the Company contained in this Offer to Purchase, including financial information, has been furnished by the Company or has been taken from or based upon publicly available documents and records on file with the Commission and other public sources. Although none of Purchaser, Sub or BHP has any knowledge that would indicate that statements contained herein based upon such documents are untrue, none of Purchaser, Sub, BHP, any of their affiliates, or the Dealer Manager assumes any responsibility for the accuracy or completeness of the information concerning the Company, furnished by the Company, or contained in such documents and records or for any failure by the Company to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to Purchaser, Sub and BHP.

  According to the Company's filings with the Commission, the Company is a fully integrated producer of electrolytic copper and ranks among the largest copper producers in the United States. The Company's principal products are high quality copper cathode and copper rod. The Company's operations also produce gold and silver-bearing residues, molybdenum disulfide and sulfuric acid as by-products of its copper mining and smelting operations.

  Set forth below is certain selected historical consolidated financial information with respect to the Company excerpted or derived from financial information contained in the audited financial statements that were provided by the Company to BHP and Purchaser, and certain unaudited consolidated summary information with respect to the nine months ended September 30, 1995 and September 30, 1994 which is excerpted or derived from the Company's Form 10-Q for the Quarter ended September 30, 1995 filed November 14, 1995. More comprehensive financial information is included in (i) the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1994, and (ii) other reports and documents filed by the Company with the Commission, and the following summary is qualified in its entirety by reference to such reports and such other documents and all the financial information (including any related notes) contained therein. The reports and other documents filed with the Commission should be available for inspection and copies thereof should be obtainable in the manner set forth below.

                             MAGMA COPPER COMPANY

                  SELECTED CONSOLIDATED FINANCIAL INFORMATION
                     (IN MILLIONS, EXCEPT PER SHARE DATA)

                                           FOR THE NINE
                                           MONTHS ENDED    FOR THE YEAR ENDED
                                           SEPTEMBER 30,      DECEMBER 31,
                                          --------------- --------------------
                                            1995    1994   1994   1993   1992
                                          -------- ------ ------ ------ ------
Sales(1)................................. $1,051.7 $622.1 $889.6 $792.4 $819.5
Net income (loss) after taxes and before
 Preferred Stock Dividends...............    158.1   50.5   87.4   21.9   55.3
Net earnings (loss) per Common Share
 (fully diluted)(2)......................     2.50    .80   1.38    .40   1.19

--------
(1) Certain freight costs have been reclassified as a deduction from revenue rather than a selling expense. All years have been restated to reflect this change.
(2) There were no cash dividends paid or declared on common stock during any of these three periods.

                                                               AS OF
                                           AS OF            DECEMBER 31,
                                       SEPTEMBER 30, --------------------------
                                           1995        1994     1993   1992(1)
                                       ------------- -------- -------- --------
                                        (UNAUDITED)
BALANCE SHEET DATA
Cash and Marketable Securities........   $   62.0    $   88.2 $  339.3 $  242.2
Total Assets..........................    1,934.5     1,576.6  1,350.8  1,156.5
Long-term Debt(2).....................      582.1       386.8    392.3    395.0
Shareholders' Equity..................      882.8       760.1    680.2    465.4

--------
(1) Reflects the non-cash accounting adjustments related to the Restructuring and Quasi-Reorganization implemented in December 31, 1991.
(2) Net of current portion of long-term debt.

  The Company is subject to the information and reporting requirements of the Exchange Act and in accordance therewith files periodic reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. The Company is required to disclose in such proxy statements certain information, as of particular dates, concerning the Company's directors and officers, their remuneration, stock options granted to them, the principal holders of the Company's securities and any material interests of such persons in transactions with the Company. Such reports, proxy statements and other information may be inspected at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and may be inspected and copied at prescribed rates at the regional offices of the Commission located at Seven World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street (Suite 1400), Chicago, Illinois 60661. Copies of this material may also be obtained by mail, upon payment of the Commission's customary fees, from the Commission's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. Such materials should also be available on-line through EDGAR and for inspection at the library of the NYSE, 20 Broad Street, New York, New York 10005.

9. CERTAIN INFORMATION CONCERNING PURCHASER, SUB AND BHP.

  BHP, a Victoria, Australia corporation, was incorporated in 1885. Purchaser is a newly formed Delaware corporation and a wholly owned subsidiary of Sub, a Delaware corporation which was incorporated in 1984 and which is an indirect subsidiary of BHP. The name, business address, citizenship and present principal occupation or employment of each of the executive officers of Purchaser, Sub and BHP are set forth on Annex I hereto.

  The principal executive office of BHP is located at BHP Tower, Bourke Place, 600 Bourke Street, Melbourne, Victoria 3000 Australia. The principal executive office of Purchaser is located at 550 California Street, San Francisco, California 94104. The principal executive office of Sub is located at 900 Market Street, Suite 200, Wilmington, Delaware 19801.

  BHP is a major international resources company which has its headquarters in Australia and operations in over 20 countries. BHP's three principal areas of business are minerals exploration and production (principally coal, iron ore, copper concentrate and manganese ore), hydrocarbon exploration, production and refining and steel production. During fiscal year 1994-95, BHP had sales in over 50 countries. At May 31, 1995, BHP employed approximately 49,000 people world wide (including BHP's share of joint venture employees). In fiscal year 1994-95, BHP contributed approximately 1.4% of total Australian Gross Domestic Product and approximately 8.0% of total Australian merchandise exports. The total market capitalization of BHP at May 31, 1995 was Australian dollars
34.15 billion.

  To date, Purchaser has not, and is not expected to, conduct any business other than that incident to formation, the execution and delivery of the Merger Agreement and the commencement of the Offer and Merger. Accordingly, no meaningful financial information with respect to Purchaser is available. Sub is a holding company and conducts no operations other than holding the securities of other operating companies. The separate financial information of Sub also is not meaningful to the Offer. BHP files periodic reports and other information with the Commission relating to its business, financial statements and other matters. Such reports and other information may be inspected, and copies may be obtained, at the offices of the Commission and the library of the NYSE in the same manner as set forth with respect to the Company in
Section 8. Set forth below is certain selected historical consolidated financial information with respect to BHP excerpted or derived from financial information contained at pages F-1 to F-61 of BHP's Annual Report on Form 20-F for the year ended May 31, 1995 filed with the Commission on September 1, 1995 (which pages are hereby incorporated by reference herein). More comprehensive financial information is included in such report and other documents filed by BHP with the Commission, and the following summary is qualified in its entirety by reference to such reports and such other documents and all the financial information (including any related notes) contained therein. Such reports and other documents should be available for inspection and copies thereof should be obtainable from the Commission in the manner set forth in
Section 8.

  THE BROKEN HILL PROPRIETARY COMPANY LIMITED SUMMARY HISTORICAL CONSOLIDATED
                                FINANCIAL DATA*

                                                       YEAR ENDED   YEAR ENDED
                                                      MAY 31, 1995 MAY 31, 1994
                                                      ------------ ------------
                                                        (IN MILLIONS, EXCEPT
                                                         PER SHARE AMOUNTS)*
INCOME STATEMENT DATA
 (stated in accordance with U.S. GAAP)
Operating Revenue...................................    $12,754      $12,218
Estimated Operating Profit After Income Tax.........        971          918
Per A$1 Ordinary Share, attributable to members of
 BHP................................................       0.63         0.62
Per American Depositary Share (ADS), attributable to
 members of BHP**...................................       2.51         2.49
                                                       YEAR ENDED   YEAR ENDED
                                                      MAY 31, 1995 MAY 31, 1994
                                                      ------------ ------------
BALANCE SHEET DATA
 (stated in accordance with U.S. GAAP)
Total Assets........................................    $21,138      $19,731
Total Long Term Debt................................      4,312        4,170
Shareholders' equity attributable to members of BHP
 ...................................................      8,128        6,925

--------
 * The amounts shown are Australian dollar (A$) amounts translated into U.S. dollar ($) equivalents based on the specified exchange rates of $.719 per A$ and $.7385 per A$ as at May 31, 1995 and May 31, 1994, respectively, based on the noon buying rate in New York City for cable transfers in foreign currencies as certified for customs purposes by the Federal Reserve Bank of New York.
** Each ADS is evidenced by American Depository Receipts, for which Morgan
   Guaranty Trust Company of New York is the Depositary, and represents the right to receive four A$1 Ordinary Shares.

  Except as set forth in this Offer to Purchase, none of Purchaser, Sub or BHP, or, to the best knowledge of Purchaser, Sub and BHP, any of the persons listed in Annex I to this Offer to Purchase, owns any Shares and none of them has effected any transaction in the Shares during the past 60 days.

  Except as set forth in this Offer to Purchase, none of Purchaser, Sub or BHP, or, to the best knowledge of Purchaser, Sub or BHP, any of the persons listed in Annex I to this Offer to Purchase, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company, including, without limitation, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any securities of the Company, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies. None of Purchaser, Sub or BHP, or, to the best knowledge of Purchaser, Sub or BHP, any of the persons listed in Annex I to this Offer to Purchase has had any transactions with the Company, or any of its executive officers, directors or affiliates that would require reporting, under the rules of the Commission.

  Except as set forth in this Offer to Purchase, there have been no contacts, negotiations or transactions between Purchaser, Sub or BHP, nor their respective subsidiaries, or, to the best knowledge of Purchaser, Sub or BHP, any of the persons listed in Annex I to this Offer to Purchase, on the one hand, and the Company or its executive officers, directors or affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, election of directors, or a sale or other transfer of a material amount of assets that would require reporting under the rules of the Commission.

10. SOURCE AND AMOUNT OF FUNDS.

  If all outstanding Shares are tendered to and purchased by Purchaser, the aggregate purchase price for such Shares and all estimated commissions, fees and expenses relating to the Offer will be approximately U.S.$1.83 billion. The Offer is not subject to a financing contingency.

  Purchaser will obtain the funds to purchase the Shares through intercompany funding arrangements. The cash needs of the BHP Group of Companies (the "BHP Group") are generally financed through arrangements with BHP Finance Limited ("BFL"), a wholly owned subsidiary of BHP. BFL in turn may, from time to time, borrow funds pursuant to its general corporate financing program.

  BFL has access to a variety of sources of financing including a number of credit agreements and standby facilities. BFL has access to additional financing through a number of major banks with whom it has working relationships. In order to meet the forecasted general corporate cash needs of the BHP Group (including cash which may be used to purchase the Shares pursuant to the Offer), BFL expects to enter into additional loan agreements before January 1, 1996, in an aggregate amount of not less than A$2 billion, with at least two banks out of a number of relationship banks which have confirmed that they would be prepared to enter such agreements. The specific banks from which such borrowings will be made have not yet been identified. The maturities of BFL's borrowings generally vary from one to ten years and the interest rates are generally linked to LIBOR or Australian Bank Bill Rates, and generally are payable at periods of one, three or six months.

  All current and anticipated borrowings of BFL are unsecured; however, the payment obligations of BFL are guaranteed by BHP. It is expected that the cash flow of the BHP Group, in the ordinary course of business, will be sufficient to enable BFL to repay its borrowings.

11. BACKGROUND OF THE OFFER; PAST CONTACTS, TRANSACTIONS OR NEGOTIATIONS WITH THE COMPANY.

  Starting in May, 1993, the Company and BHP prepared a joint bid to purchase the 50% interest in the El Abra mining property located in Chile, which was being privatized by the Chilean government. The parties' joint bid was rejected by the Chilean government in October, 1993.

  Thereafter, beginning in February, 1994, members of the senior management of BHP and the Company explored the possibility of establishing a joint venture with one or more third parties. These discussions contemplated a possible combination in such joint venture of the Company's and such third parties' respective copper operations, and a contribution of cash to the joint venture by BHP. The discussions never evolved beyond the preliminary stages, however, and were terminated in April, 1994.

  Subsequently, officials of BHP began to believe that an acquisition of the Company would make strategic sense for BHP. Thus, in June, 1995, Mr. J.K. Ellis, Director and Executive General Manager of BHP Minerals, telephoned Mr.
J. Burgess Winter, President and Chief Executive Officer of the Company, to seek his views as to a possible acquisition of the Company by BHP or one of its subsidiaries. Messrs. Ellis and Winter did not have any substantive discussions during such call, and only discussed the possibility of setting up a meeting for a later date. Messrs. Ellis and Winter met briefly on July 12, 1995, and the parties subsequently held a larger meeting later that day, at which Messrs. Ellis, Winter, Donald J. Donahue, Chairman of the Board of the Company, and John L. Vogelstein, a director of the Company and Vice Chairman of the Board and President of E.M. Warburg, Pincus & Co., Inc., the parent of the Company's largest stockholder, were present. At such meetings, Mr. Ellis again raised the possibility of an acquisition of the Company by BHP. Such meetings did not result in any agreements between the parties. However, after a follow-up telephone call from Mr. Ellis to Mr. Winter the following week, the parties agreed that other senior members of their respective management should get together to discuss matters further. No such subsequent meetings were held, however, and such discussions were terminated at that point.

  Thereafter, once in late August and again in early September, 1995, representatives of CS First Boston contacted Mr. Vogelstein by telephone to see if further meetings could be arranged between BHP and the Company. In a subsequent meeting on September 29, 1995, representatives of CS First Boston discussed with Messrs. Winter, Vogelstein and Christopher W. Brody, Managing Director of E.M. Warburg, Pincus & Co., Inc. and a director of the Company, possible structures and a range of prices at which BHP might be interested in pursuing an acquisition of the Company. Subsequently, at a meeting held on October 18, 1995 between Messrs. B.T. Loton, Chairman of BHP, J.B. Prescott, Managing Director and Chief Executive Officer of BHP, and Messrs. Ellis, Winter and Vogelstein, the parties again discussed possible structures and a range of prices at which BHP might be interested in pursuing an acquisition of the Company.

  Subsequently, Messrs. Winter, Vogelstein and Bradford A. Mills, Executive Vice President of the Company, flew to Australia where they met during the period October 29-31, 1995 with Messrs. Loton, Prescott and Ellis and other senior members of management of BHP to discuss further a range of prices and possible structure for such an acquisition. As a result of such discussions, the parties determined that BHP would commence promptly a "due diligence" investigation of the Company, and that negotiations over definitive agreements should also be commenced by the parties.

  In connection with such arrangements, on October 30, 1995, BHP and the Company entered into a confidentiality agreement (as amended, the "Confidentiality Agreement") pursuant to which (a) the Company agreed to provide BHP, and BHP agreed to keep confidential, certain information concerning the Company to be provided to BHP in connection with its evaluation of a possible transaction involving the Company, and (b) BHP and its affiliates agreed that, until October 30, 1996 (the "Standstill Period"), they would not (and would not assist or encourage others to), directly or indirectly, without the prior consent of the Company's Board of Directors, acquire or agree, offer, seek or propose to acquire, (or request permission to do so) ownership of any of the Company's assets or businesses or any securities issued by the Company, or any rights or options to acquire such ownership (described as an "Acquisition Transaction"), or seek or propose to influence or control the Company's management or the Company's policies (or request permission to do so), or enter into any discussions, negotiations, arrangements or understanding with any third party with respect to any of the foregoing (or request permission to do so).

  The Confidentiality Agreement further provides that, if prior to the expiration or termination of the Standstill Period, (a) the Company enters into a definitive agreement providing for an Acquisition Transaction with a party other than BHP or its affiliates, or (b) a third party commences a tender or exchange offer for more than 50% of the Common Shares and the Company's Board of Directors recommends that the Company's stockholders tender their Common Shares in such tender or exchange offer (any of the foregoing, an "Alternative Transaction"), the restrictions applicable during the Standstill Period shall not be applicable with respect to any Acquisition Transaction proposed by BHP or its affiliates, provided that such proposed Acquisition Transaction provides for

(i) the purchase of, or offer to purchase, all outstanding Common Shares for cash, and (ii) a purchase price per share in excess of the price proposed to be paid and/or other value proposed to be received by the holders of the Common Shares in the Alternative Transaction. If prior to the expiration or termination of the Standstill Period the Merger Agreement shall have been terminated without the Offer having been consummated, then the restrictions applicable during the Standstill Period shall not be applicable with respect to any Acquisition Transaction proposed by BHP or its affiliates, provided that such proposed Acquisition Transaction is at least the equivalent of such Alternative Transaction.

  On November 3, 1995, BHP began conducting its "due diligence" review of the Company's business and properties during which members of management and the financial and legal advisors of BHP and Purchaser examined certain non-public financial, operational and legal information provided by the Company and interviewed senior management of the Company regarding such information and the Company. Such due diligence investigation was completed on November 15, 1995.

  Beginning the week of November 6, 1995, drafts of the Merger Agreement were exchanged by the parties. On November 13, 1995, the legal advisors of the companies commenced detailed discussions over the terms of the Offer and the Merger Agreement.

  On November 16, 1995 representatives of CS First Boston met with Messrs. Brody and Vogelstein and informed them that, based on the results of BHP's due diligence examination of the Company, BHP would be willing to proceed with an acquisition of the Company at a price of $28 per Common Share (and its equivalent for the Preferred Shares), subject to negotiation of definitive terms of the relevant documents. On November 17, 1995, Messrs. Donahue and Winter met with Mr. Ellis who confirmed the information conveyed by CS First Boston. On November 19, 1995, Mr. Winter called Mr. Prescott and Mr. Prescott confirmed that BHP would offer $28 per Common Share (and its equivalent for the Preferred Shares) subject to negotiation of final documentation.

  Thereafter, from November 24 through November 30, 1995, members of management and the financial and legal advisors of the companies negotiated the definitive terms of the Merger Agreement and the Offer.

  On the evening of November 30, 1995, local New York City time, the respective Boards of Directors of the Purchaser, Sub and BHP approved the terms of the Offer substantially as described in this Offer to Purchase and approved the transactions contemplated by the Merger Agreement. Thereafter, the Company's Board of Directors met and approved the Offer, the Merger Agreement and the transactions contemplated thereby. Later that evening, the Merger Agreement was executed by the parties and BHP and the Company issued a joint press release announcing execution of the Merger Agreement.

  In connection with the November discussions regarding the Offer and Merger Agreement, legal advisors of BHP and Purchaser also held discussions with legal advisors of Warburg, Pincus. These discussions culminated in the execution of the Tender Agreement by BHP and Warburg, Pincus on November 30, 1995. See Introduction.

  As part of the Tender Agreement, Warburg, Pincus has agreed that it shall not, directly or indirectly, solicit any proposal by any person or entity (other than BHP or its affiliates) which constitutes, or may reasonably be expected to lead to, an Acquisition Proposal (as defined in the Merger Agreement). In addition, Warburg, Pincus agreed that, while the Tender Agreement is in effect, it would not (i) sell, transfer, pledge, encumber, assign or dispose of, or enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, pledge, encumbrance, assignment or other disposition of, any of the Stockholder Shares, (ii) grant any proxies, deposit any of its Shares into a voting trust or enter into a voting agreement with respect to any of the Stockholder Shares or (iii) take any action that would make any of its representations or warranties untrue or have the effect of preventing or disabling Warburg, Pincus from performing its obligations under the Tender Agreement. The Tender Agreement further provides that it shall terminate on the first to occur of (a) the Effective Time, (b) the termination of the Merger Agreement in accordance with its terms, (c) the Company's Board of Directors having withdrawn its approval or recommendation of the Offer or the Merger, (d) the Company's

Board of Directors having modified its approval of the Offer or the Merger in any manner adverse to BHP and (e) written notice of termination of the Tender Agreement from BHP to Warburg, Pincus.

  In the November 30 press release, BHP announced publicly that it had made, and the Company's Board of Directors had recommended to its stockholders, a proposal by Purchaser to acquire all outstanding Common Shares, Series D Preferred Shares and Series E Preferred Shares at prices of $28.00, $96.544 and $100.646, respectively, net per share in cash. The press release also announced that Warburg, Pincus has agreed to tender its Shares in the Offer in accordance with the recommendation of the Company's Board of Directors. On December 5, 1995, Purchaser commenced the Offer.

  Pursuant to the provisions of the Standstill Agreement, dated as of November 30, 1988, between the Company and Warburg, Pincus (the "Warburg Standstill Agreement") (a copy of which was filed as Exhibit 2 to Warburg, Pincus'
Schedule 13D, filed December 5, 1988, as amended, in connection with its ownership of Common Shares), Warburg, Pincus was granted the right to nominate three persons (or fewer, depending upon Warburg, Pincus' equity ownership in the Company) to the Company's Board of Directors. Two of the Directors of the Company nominated by Warburg, Pincus, Mr. Vogelstein and Christopher W. Brody, are President and a Managing Director, respectively of E.M. Warburg, Pincus & Co., an affiliate of Warburg, Pincus. The third Director of the Company nominated by Warburg, Pincus is Simon D. Strauss, a consultant to the mining industry and retired Vice Chairman of ASARCO Incorporated, a primary copper producer. In addition, the Chairman of the Board of Directors of the Company, Mr. Donahue, is also a director of several Counselors Funds, whose investment manager is an affiliate of E.M. Warburg, Pincus & Co.

12. PURPOSE OF THE OFFER AND THE MERGER; APPRAISAL RIGHTS; PLANS FOR THE
COMPANY.

  The purpose of the Offer, the Merger and the Merger Agreement is to enable BHP to acquire control of, and the entire equity interest in, the Company. Upon consummation of the Merger, the Company will become an indirect wholly owned subsidiary of BHP. The Offer is being made pursuant to the Merger Agreement.

  Under the DGCL and the Company's Restated Certificate of Incorporation, the approval of the Board of Directors of the Company and the affirmative vote of the holders of a majority of the outstanding voting stock of the Company on a fully diluted basis are required to approve and adopt the Merger Agreement and the Merger. The Company's Board of Directors unanimously has approved the Offer, the Merger and the Merger Agreement and the transactions contemplated thereby, and, unless the Merger is consummated pursuant to the short-form merger provisions under Section 253 of the DGCL described below, the only remaining required corporate action of the Company is the approval and adoption of the Merger Agreement and the Merger by the affirmative vote of the holders of a majority of the outstanding voting stock. If the Minimum Condition is satisfied, Purchaser will have sufficient voting power to cause the approval and adoption of the Merger Agreement and the Merger without the affirmative vote of any other stockholder.

  The Merger Agreement provides that, if approval or action in respect of the Merger by the stockholders of the Company is required by the DGCL or its Restated Certificate of Incorporation, the Company will, (i) take all action necessary to convene a meeting of its stockholders (the "Stockholder Meeting") promptly after the Expiration Date for the purpose of voting upon the Merger,
(ii) use all reasonable efforts to solicit from stockholders of the Company proxies in favor of the adoption of the Merger Agreement and (iii) if the Stockholder Meeting is to be called, and if requested by Purchaser, take all other action reasonably necessary to secure the vote of stockholders in favor of adoption of the Merger Agreement, subject to the fiduciary duties of its Board of Directors.

  SHORT FORM MERGER. Under the DGCL, if Purchaser acquires at least 90% of the outstanding shares of each class of stock of the Company, Purchaser will be able to approve the Merger without a vote of the Company's other stockholders. The only classes of stock of the Company outstanding are the Common Shares, the Series D Preferred Shares and the Series E Preferred Shares. The Merger Agreement provides that if Purchaser acquires at least 90% of the outstanding shares of each class of stock of the Company, Purchaser, Sub, BHP and the Company will take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after the expiration of the Offer without a meeting of stockholders of the Company in accordance with Section 253 of the DGCL. If Purchaser does not acquire at least 90% of the outstanding shares of each class of stock of the Company, a significantly longer period of time may be required to effect the Merger than would be the case if the Purchaser were to acquire at least 90% of the outstanding voting stock, because a vote of the Company's stockholders would be required under the DGCL.

  APPRAISAL RIGHTS. No appraisal rights are available in connection with the Offer. However, if the Merger is consummated, stockholders of the Company will have certain rights under the DGCL to dissent and demand appraisal of, and to receive payment in cash of the fair value of, their Shares in connection with such consummation. Such rights to dissent, if the statutory procedures are complied with by dissenting shareholders, could lead to a judicial determination of the fair value of the Shares (excluding any element of value arising from the accomplishment or expectation of the Merger), to be required to be paid in cash to such dissenting holders for their Shares. In addition, such dissenting stockholders would be entitled to receive payment of a fair rate of interest from the date of consummation of the Merger on the amount determined to be the fair value of their Shares. In determining the fair value of the Shares, a Delaware court would be required to take into account all relevant factors. Accordingly, such determination could be based upon considerations other than, or in addition to, the market values of the Shares, including, among other things, asset values and earning capacity. In Weinberger v. UOP, Inc. ("Weinberger"), the Delaware Supreme Court states, among other things, that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered in an appraisal proceeding. Therefore, the value so determined in any appraisal proceeding could be different from the price being paid in the Offer or pursuant to the Merger.

  In addition, several decisions by Delaware courts have held that, in certain circumstances, a controlling stockholder of a company involved in a merger has a fiduciary duty to other stockholders which requires that the Merger be fair to such other stockholders. In determining whether a merger is fair to minority stockholders, Delaware courts have considered, among other things, the type and amount of consideration to be received by the stockholders and whether there was fair dealing among the parties. The Delaware Supreme Court states in Weinberger and Rabkin v. Philip A. Hunt Chemical Corp. that although the remedy ordinarily available to minority stockholders in a cash-out merger is the right to appraisal described above, a damages remedy or injunctive relief may be available if a merger is found to be the product of procedural unfairness, including fraud, misrepresentation or other misconduct.

  THE FOREGOING SUMMARY OF THE RIGHTS OF OBJECTING STOCKHOLDERS DOES NOT PURPORT TO BE A COMPLETE STATEMENT OF THE PROCEDURES TO BE FOLLOWED BY SHAREHOLDERS DESIRING TO EXERCISE ANY AVAILABLE DISSENTERS' RIGHTS. THE PRESERVATION AND EXERCISE OF DISSENTERS' RIGHTS REQUIRES STRICT ADHERENCE TO THE APPLICABLE PROVISIONS OF SECTION 262 OF THE DGCL, AND WILL ONLY BE AVAILABLE IN CONNECTION WITH THE CONSUMMATION OF THE MERGER.

  RULE 13E-3. The Commission has adopted Rule 13e-3 under the Exchange Act which is applicable to certain "going private" transactions and which may under certain circumstances be applicable to the Merger or another business combination following the purchase of Shares pursuant to the Offer or otherwise in which Purchaser seeks to acquire the remaining Shares not held by it. Purchaser believes, however, that Rule 13e-3 will not be applicable to the Merger if the Merger is consummated within one year after the termination of the Offer at the same per share price as paid in the Offer. If applicable, Rule 13e-3 requires, among other things, that certain financial information concerning the Company and certain information relating to the fairness of the proposed transaction and the consideration offered to minority stockholders in such transaction, be filed with the Commission and disclosed to stockholders prior to consummation of the transaction.

  PURCHASES OF SHARES. Pursuant to the terms of the Confidentiality Agreement, BHP has agreed that neither it nor its affiliates will effect any transactions in the Company's securities during the Standstill Period, subject to certain exceptions described in Section 11. Purchaser reserves the right, subject to the terms of the Merger Agreement, to dispose of any or all Shares that it may acquire.

  BOARD REPRESENTATION. The Merger Agreement provides that, promptly upon the purchase of such number of Shares as satisfies the Minimum Condition and from time to time thereafter, Purchaser will be entitled to designate such number of directors, rounded up to the next whole number, on the Board of Directors of the Company as will give Purchaser, subject to compliance with Section 14(f) of the Exchange Act, representation on the Board of Directors of the Company equal to the product of (a) the number of directors on the Board of Directors of the Company (after giving effect to the appointment of such directors) and (b) the percentage that the number of Common Shares purchased by Purchaser bears to the number of Common Shares outstanding. The Company has agreed that, upon request of Purchaser, it will promptly (i) increase the size of the Company's Board of Directors to the extent permitted by its Restated Certificate of Incorporation and By-Laws (and amend the Restated Certificate of Incorporation and By-Laws, if so required, to increase the size of the Board of Directors to allow for such additional directors) and/or (ii) take all steps necessary and appropriate to secure the resignations of such number of directors as is necessary to enable Purchaser's designees to be elected to the Board of Directors (and hold a meeting for such purpose) (provided, however, that the Company shall not have fewer than three Continuing Directors (as the term is defined in the Restated Certificate of Incorporation) of whom at least two are Independent Directors (as the term is defined in the Warburg Standstill Agreement)); and (iii) cause Purchaser's designees to be so elected. At the request of Purchaser, the Company has agreed to promptly take, at its expense, all action required by Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder and necessary to effect any such election, including the mailing to its stockholders of the information required to be disclosed pursuant thereto. Purchaser and Sub will supply to the Company in writing and be solely responsible for any information with respect to themselves and their nominees, officers, directors and affiliates required by
Section 14(f) and Rule 14f-1.

  Pursuant to the Merger Agreement, following the election of designees of Purchaser, and prior to the Effective Time, the affirmative vote of a majority of the Continuing Directors of the Company then in office who are directors as of the date of the Merger Agreement will be required to, in addition to any other action requiring the approval of the directors by applicable law or the Restated Certificate of Incorporation or By-Laws of the Company, (i) amend or terminate the Merger Agreement by the Company, (ii) waive any of the Company's rights or exercise any of its remedies under the Merger Agreement, (iii) extend the time for performance of Purchaser's obligations under the Merger Agreement or (iv) take any other action by the Company in connection with the Merger Agreement required to be taken by the Board of Directors of the Company, whether or not the Continuing Directors constitute a quorum.

  PLANS FOR THE COMPANY. Except as otherwise set forth in this Offer to Purchase, it is expected that, initially following the Merger, the business and operations of the Company will be continued by the Surviving Corporation substantially as they are currently being conducted. BHP intends to operate the Company as a subsidiary of BHP. The directors of Purchaser will be the initial directors of the Surviving Corporation and the then officers of the Company, other than the Chairman of the Board, and such other persons as are designated by BHP shall be the initial officers of the Surviving Corporation. After the purchase of Shares pursuant to the Offer and prior to the Effective Time, it is anticipated that the Company will not declare any dividends on the Common Shares and may declare quarterly any dividends on the Preferred Shares. See Section 14.

  BHP will evaluate the business, operations, capitalization and management of the Company during the pendency of, and after the consummation of, the Offer, and will take such actions as it deems appropriate under the circumstances then existing with a view to optimizing the Company's potential in conjunction with BHP's business. It presently is anticipated that, following the Merger, the Company's business will be combined with BHP's existing copper business and a new BHP Copper Group will be established and will be led by Mr. Winter.

  Except as indicated in this Offer to Purchase, BHP does not have any present plans or proposals which relate to or would result in an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving the Company or any of its subsidiaries, a sale or transfer of a material amount of assets of the Company or any of its subsidiaries or any material change in the Company's capitalization or dividend policy or any other material changes in the Company's corporate structure or business, or the composition of the Company's board of directors or management.

13. THE MERGER AGREEMENT.

  The following summary of certain provisions of the Merger Agreement, a copy of which is filed as an exhibit to the Schedule 14D-1, is qualified in its entirety by reference to the text of the Merger Agreement.

  THE OFFER. Purchaser commenced the Offer in accordance with the terms of the Merger Agreement.

  THE MERGER. The Merger Agreement provides that, upon the terms and subject to the conditions of the Merger Agreement, and in accordance with the DGCL, Purchaser shall be merged with and into the Company. Following the Effective Time, the separate corporate existence of Purchaser will cease and the Company will continue as the Surviving Corporation and will succeed to and assume all the rights and obligations of Purchaser in accordance with the DGCL. The Restated Certificate of Incorporation of the Company shall become the Certificate of Incorporation of the Surviving Corporation and the By-Laws of Purchaser shall become the By-Laws of the Surviving Corporation.

  CONVERSION OF SHARES. At the Effective Time, each Common Share issued and outstanding immediately prior thereto will be canceled and extinguished and each Common Share (other than Common Shares held by the Company as treasury Shares, Common Shares owned by Purchaser and Dissenting Shares) will be converted into and become solely the right to receive $28.00 net in cash (adjusted for stock splits or other similar events) per share without interest upon the surrender of the certificate formerly representing such Common Share. Each Preferred Share issued and outstanding immediately prior to the Effective Time (other than Preferred Shares held by the Company as treasury shares, Preferred Shares owned by Purchaser and Dissenting Shares) shall automatically be cancelled and extinguished and be convertible into and become solely a right to receive cash in an amount equal to (x) the number of Common Shares into which such Preferred Share would have been converted immediately prior to the Effective Time multiplied by (y) $28.00 net in cash (adjusted for stock splits or other similar events) per share without interest. All Shares held as treasury shares and shares held by the Purchaser or any of its affiliates will be cancelled at the Effective Time. All shares of capital stock of Purchaser issued and outstanding immediately prior to the Effective Time shall be converted and changed into an equal number of shares of capital stock of the Surviving Corporation.

  DISSENTING SHARES. The Merger Agreement provides that, if required by the DGCL, Dissenting Shares will not be cancelled and converted into the right to receive the appropriate Merger Consideration, and holders of such Dissenting Shares will be entitled to receive payment of the appraised value of such Dissenting Shares in accordance with the provisions of Section 262 of the DGCL, unless and until such holders fail to perfect or effectively withdraw or lose their rights to appraisal and payment under the DGCL. If, after the Effective Time, any holder fails to perfect or effectively withdraws or loses such right, such Dissenting Shares will thereupon be treated as if they had been cancelled and converted into, at the Effective Time, the right to receive the appropriate Merger Consideration, without interest. See Section 12 "-- Appraisal Rights."

  COMPANY STOCK OPTIONS. Pursuant to the Merger Agreement, at the Effective Time, each option to purchase Shares issued by the Company (the "Company Stock Options") which is outstanding at the Effective Time shall be cancelled by virtue of the Merger. Purchaser has agreed to pay to each holder thereof cash in an amount per Share subject to such cancelled Company Stock Option equal to the excess of $28.00 over the exercise price per Share of such Company Stock Option.

  REPRESENTATIONS AND WARRANTIES. Pursuant to the Merger Agreement, the Company has made customary representations and warranties to Purchaser, Sub and BHP, including, but not limited to, representations and warranties relating to the Company's organization and qualification, its subsidiaries, its capitalization, its authority to enter into the Merger Agreement and carry out the transactions contemplated thereby, filings made by the Company with the Commission under the Securities Act and the Exchange Act (including financial statements included in the documents filed by the Company under these acts for the fiscal year ended December 31, 1994), its litigation, its employee relations and benefits, its taxes, its compliance with laws, its mineral properties, water rights and title to properties, and certain environmental matters.

  Purchaser, Sub and BHP have also made customary representations and warranties to the Company, including, but not limited to, representations and warranties relating to Purchaser, Sub and BHP's organization and authority to enter into the Merger Agreement, that Purchaser will have sufficient funds available to it to purchase the Shares and that none of Purchaser, Sub or BHP owns (other than possibly through their employee benefit plans) any Shares.

  COVENANTS RELATING TO THE CONDUCT OF BUSINESS. Pursuant to the Merger Agreement, the Company has agreed that it will, and will cause its subsidiaries to carry on, in all material respects, their respective businesses in the ordinary course, not issue any capital stock, except as specified in the Merger Agreement, or take any other action with respect to its capital stock, not take any action to sell or encumber in any manner their capital stock or material assets other than in the ordinary course of business, not amend or propose to amend their certificates of incorporation or By-laws or similar governing instruments, not enter into any material transaction other than in the ordinary course of business, not incur any indebtedness other than in the ordinary course of business, not enter into any agreement to change any of their existing contracts, not enter into or change any employment agreements, not amend or adopt any employee benefit plans and, to the extent consistent therewith, use their reasonable best efforts to keep intact their insurance policies, preserve intact their current business organizations, keep available the services of their current officers and employees and preserve their relationships with customers, suppliers and others having business dealings with them.

  ACQUISITION PROPOSALS. The Company has agreed in the Merger Agreement that from the date of the Merger Agreement until the termination of the Merger Agreement, (a) it and its subsidiaries will not directly or indirectly make, solicit, initiate or encourage submission of proposals or offers from any persons (including any of its officers or employees) with respect to an Acquisition Proposal, and (b) subject to the fiduciary duties of the Company's Board of Directors, it will immediately cease and cause to be terminated all discussions or negotiations with third parties with respect to any Acquisition Proposal and promptly notify Purchaser after receipt of any bona fide Acquisition Proposal or any inquiry from any person relating thereto and promptly provide Purchaser with a reasonable summary of the financial and other material terms of such Acquisition Proposal. An "Acquisition Proposal" is defined in the Merger Agreement as any proposal or offer involving liquidation, dissolution, recapitalization, merger, consolidation or acquisition or purchase of all or substantially all of the assets of, or equity interest in, the Company or other similar transaction or business combination involving the Company or its subsidiaries. The Merger Agreement also provides that to the extent that the Company's Board of Directors, acting in good faith, after receiving advice from outside legal counsel or its financial advisors that the following action is necessary or appropriate in order to act in a manner which is consistent with its fiduciary duties under applicable law, may furnish or cause to be furnished information to third parties concerning itself and its businesses, properties or assets, engage in discussions or negotiations with a third party regarding an Acquisition Proposal initiated by a third party, or following receipt of an Acquisition Proposal, take or disclose to its stockholders a position contemplated by Rule 14e-2(a) under the Exchange Act or otherwise make disclosure to the Company's stockholders or withdraw, modify or amend its recommendation of the transactions contemplated by the Merger Agreement and/or enter into an agreement providing for the consummation of such Acquisition Proposal.

  INDEMNIFICATION. The Merger Agreement provides that, from and after the Effective Time, Purchaser will indemnify, defend and hold harmless all officers, directors and employees of the Company or any of its subsidiaries against all losses, expenses, claims, damages or liabilities arising out of claims brought or made by third parties including, without limitation, derivative claims in connection with the transactions contemplated by the Merger Agreement to the fullest extent permitted or required under applicable law and shall advance expenses prior to the final disposition of these claims and liabilities. Purchaser has also agreed to continue to keep in effect all rights to indemnification now existing in favor of the directors, officers or employees of the Company or any of its subsidiaries (including, without limitation, any person who was or becomes a director, officer or employee prior to the Effective Time (the "Indemnified Parties") under the DGCL or as provided in the Company's Restated Certificate of Incorporation or By-Laws with respect to matters occurring on or prior to the Effective Time and for a period of not less than six years after the Effective Time (or, in the case of claims or other matters occurring on or prior to the expiration of such six year period, which have not been resolved prior to the expiration of such six year period, until such matters are finally resolved) and Purchaser shall honor, and shall cause the Surviving Corporation to honor, all such rights. Purchaser shall cause to be maintained in effect for not less than six years from the Effective Time, an insurance and indemnification policy for the Company's current directors, officers and employees that covers events occurring at or prior to the Effective Time (the "D&O Insurance") that is no less favorable than the existing policy of the Company or, if substantially equivalent insurance coverage is unavailable, the best available coverage. Purchaser and the Surviving Corporation will not be required, however, to pay an annual premium for the D&O Insurance in excess of 150% of the amount that the Company spent for these purposes in the last fiscal year. BHP may also substitute therefor policies of at least the same coverage containing terms and conditions which are no less advantageous.

  EMPLOYEE BENEFITS. The Purchaser has agreed in the Merger Agreement that the employer-provided benefits for nonunion employees under the Company's employee benefit plans which are in effect as of the Effective Time (other than any feature of any such plan that relates to the Shares) will not be reduced after the Effective Time (except to the extent consistent with the terms of the Merger Agreement and except to the extent necessary to comply with applicable law) at least until the second anniversary of the Effective Time. Purchaser also affirmed in the Merger Agreement that it intends to provide during the two-year period following the Effective Time overall compensation and benefits for persons serving on the Company's executive committee at the time of the execution of the Merger Agreement that are competitive with those provided by the Company's competitors. Finally, the Merger Agreement provides that the Company's cash-based Long-Term Incentive Plan will continue for one additional three-year cycle beginning January 1, 1996, with performance measures appropriate to the business plan of the Surviving Corporation.

  BHP GUARANTEE. In the Merger Agreement, BHP unconditionally and irrevocably guaranteed to the Company the due, prompt and faithful performance by Purchaser and Sub of, and compliance with, all agreements and obligations of Purchaser and Sub.

  EMPLOYMENT AGREEMENTS. BHP and the Purchaser have agreed with Mr. Winter that, following the Merger, Mr. Winter's current employment and severance agreements with the Company will be terminated in accordance with their terms. In addition, Mr. Winter will be named to lead BHP Copper Group, the group to be formed to hold the combined copper businesses of BHP and the Company. While no terms of such appointment have been agreed to by the parties, it is anticipated that the terms of such appointment will be consistent with the terms of employment for other BHP employees at similar levels of responsibility.

  ADDITIONAL EFFORTS. Upon the terms and subject to the conditions set forth in the Merger Agreement, the Company, Purchaser, Sub and BHP agree to use all reasonable efforts to take all actions and to do all things necessary, proper or advisable to consummate and make effective, as promptly as practicable, the transactions contemplated by the Offer and the Merger Agreement.

  CONDITIONS PRECEDENT TO MERGER. The respective obligations of the Company, Purchaser, Sub and BHP to effect the Merger are subject to the fulfillment at or prior to the Effective Time of the following conditions: (a) the Offer shall have been consummated in accordance with its terms; provided, however, that this condition shall be considered satisfied if Purchaser fails to accept for payment and pay for Shares pursuant to the Offer other than as a result of a failure of the conditions to the Offer set forth in Section 15; (b) the waiting period applicable to the consummation of the Merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") shall have expired or been terminated; (c) no law, statute, rule or regulation, domestic or foreign, shall have been enacted or promulgated or is in effect which has the effect of making the acquisition of Shares illegal or otherwise prohibits consummation of the Merger; and (d) no preliminary or final injunction or temporary restraining order or other order or decree has been issued by any foreign or United States federal or state court or foreign or United States federal or administrative agency enjoining, restraining or otherwise prohibiting the Offer, the Merger or the acquisition by Purchaser of Shares.

  TERMINATION. The Merger Agreement may be terminated at any time prior to the Effective Time, whether prior to or after approval by the stockholders of the
Company: (a) by mutual written consent of Purchaser and the Company; (b) by either Purchaser or the Company if: (i) the Offer shall not have been consummated by May 31, 1996; or (ii) at any time after June 30, 1996, if any of the conditions set forth in the immediately preceding paragraph "Conditions Precedent to Merger" have not been satisfied or waived;
(c) by Purchaser: (i) if the Board of Directors of the Company shall have failed to recommend, or shall have withdrawn, its approval or recommendation of the Offer or the Merger or shall have resolved to do any of the foregoing or if the Company shall have entered into a definitive agreement to accept an Acquisition Proposal (as the term is defined in Section 13 "--Acquisition Proposals"); (ii) if the Company's Board of Directors modifies its approval of the Offer or the Merger in a manner adverse to Purchaser and the Minimum Condition shall not have been met on the Expiration Date; (iii) if as a result of the failure of any conditions set forth in Section 15, the Offer shall have terminated or expired without Purchaser or a subsidiary of BHP having purchased any Shares in the Offer; or (d) by the Company, if the Company's Board of Directors, acting in good faith, after receiving advice from outside counsel or its financial advisors that the following action is necessary or appropriate in order for it to act in a manner which is consistent with its fiduciary duties under applicable law, (1) following receipt of an Acquisition Proposal from a third party, withdraws, modifies or amends its recommendations of the Offer or the Merger or (2) enters into an agreement providing for the consummation of an Acquisition Proposal following receipt of an Acquisition Proposal from a third party. Notwithstanding the foregoing, the Merger Agreement provides that the right to terminate the Merger Agreement pursuant to any of the events set forth above will not be available to any party if the event which gave rise to such termination right is a result of or arose in connection with any action or inaction of the party seeking to terminate taken or not taken in breach of the terms of the Merger Agreement.

  FEES AND EXPENSES. Except as described in the next sentence, pursuant to the Merger Agreement, each of the Company and Purchaser agreed to pay its own respective costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby. The Company also agreed in the Merger Agreement that, if the Merger Agreement is terminated pursuant to: (1) clause (b)(ii) (set forth above in "Termination") and at the time of such termination any person, entity or group (as defined in Section 13(d)(3) of the Exchange Act) (other than Purchaser or Sub) shall have become the beneficial owner of more than 20% of the outstanding Shares (with appropriate adjustments for reclassifications of capital stock, stock dividends, stock splits, reverse stock splits and similar events) and such person, entity or group (or any subsidiary of such person, entity or group) thereafter enters into a definitive agreement with the Company to accept an Acquisition Proposal at any time on or prior to the date which is six months after the termination of the Merger Agreement and such transaction is thereafter consummated; (2) clause
(c)(ii) (set forth above in "Termination") and at the time of termination of the Merger Agreement, the Tender Agreement shall have expired in accordance with Section 2 thereof and the Company shall enter into a definitive agreement to accept an Acquisition Proposal at any time on or prior to the date which is six months after the termination of the Merger Agreement; (3) clause (c)(iii) (set forth above in "Termination") and such failure was the result of any action taken by or on behalf of the Company giving rise to an Event specified in clause (a), (b), (c), (d), (f), (g) or (i) of Section 15 and such action was in breach of the Company's obligations under the Merger Agreement and, with respect to an Event specified in clause (g), if such action was taken by the Company for the purpose of causing Purchaser to terminate the Merger Agreement; or (4) clause (d) or clause (c)(i) (each as set forth above under "Termination"); then the Company shall pay to Purchaser the sum of $40 million (the "Termination Fee"). The Merger Agreement provides that payment of the Termination Fee will be made as promptly as practicable but in no event later than (i) in the case of clauses (3) and (4) of this paragraph, two business days following termination of the Merger Agreement; (ii) in the case of clause
(1) of this paragraph, upon consummation of such Acquisition Proposal; and
(iii) in the case of clause (2) of this paragraph, upon entering into a definitive agreement to accept such Acquisition Proposal.

14. DIVIDENDS AND DISTRIBUTIONS.

  The Merger Agreement provides that neither the Company nor any of its subsidiaries will, among other things, prior to the Effective Time declare, set aside or pay any dividends, or make other distributions payable in cash, stock, property or otherwise with respect to the Common Shares except as expressly permitted therein. The

Merger Agreement also provides that the Company may declare regular quarterly dividends on its Preferred Shares.

15. CERTAIN CONDITIONS TO PURCHASER'S OBLIGATIONS.

  Purchaser will not be required to continue the Offer or to accept for payment or pay for any Shares tendered, may postpone the acceptance for payment, purchase of and/or payment for Shares, may amend or terminate the Offer, and may extend the Offer beyond January 4, 1996 (the "Initial Expiration Date," in which event the expiration date ("Expiration Date") shall mean the latest time and date which the Offer as so extended by Purchaser shall expire) whether or not any Shares have theretofore been purchased or paid for, (i) unless the Minimum Condition is satisfied and (ii) if, at any time on or after December 5, 1995 and prior to the time of payment for any such Shares any of following events (each referred to as an "Event") have occurred, (an Event shall be deemed to have occurred notwithstanding, where applicable, the provision for a cure period) (each of paragraphs (a) through
(j) providing a separate and independent condition to Purchaser's obligations pursuant to the Offer), provided that if the Purchaser does not accept for payment, purchase or pay for any Shares tendered due to the occurrence of any Event specified in paragraph (a), (b), (d), (e), (f) or (g), then Purchaser shall be required to extend the Offer for the cure period specified in such paragraph; provided, however, that Purchaser may terminate the Offer at any time if any of the other conditions hereunder shall have occurred (including during the period of any such extension) and may waive any Event at any time (including during the period of any such extension):

    (a) there shall be in effect any preliminary or final injunction or temporary restraining order or other order or decree issued by any foreign or United States federal or state court or foreign or United States federal or administrative agency or authority, enjoining, restraining or otherwise prohibiting the Offer, the Merger or the acquisition by Sub or Purchaser of Shares, and such order or decree either shall be incapable of being cured by, or shall not be cured by, May 31, 1996;

    (b) an action or a proceeding shall have been commenced by any governmental agency under federal or state antitrust laws or any other applicable law before any court or any governmental or other administrative or regulatory authority or agency, domestic or foreign, or there shall be an imminent threat which, would reasonably be expected to result in the foregoing, or any of the authorizations required to be obtained pursuant to the provisions of the Merger Agreement shall have been conditioned in such a manner, that would reasonably be expected to (i) materially restrict or prohibit consummation of the Offer or the Merger or any other merger or business combination between the Company, Sub and Purchaser, (ii) impose material limitations on the ability of Sub or Purchaser effectively to acquire or hold or to exercise full rights of ownership of the Shares acquired by it, including, but not limited to, the right to vote the Shares purchased by it on all matters properly presented to the stockholders of the Company, or (iii) impose material limitations on the ability of either Purchaser or the Company to continue effectively to conduct all or any material portion of its respective business as heretofore conducted or to continue to own or operate effectively all or any material portion of its respective assets as heretofore owned or operated, and such action or proceeding either shall be incapable of being cured by, or shall not be cured by, May 31, 1996;

    (c) there shall have been any law, statute, rule or regulation, domestic or foreign, enacted, promulgated or proposed that, directly or indirectly, would reasonably be expected to result in any of the consequences referred to in paragraph (b) above;

    (d) a material adverse change in the business, property, financial condition or results of operations of the Company and its subsidiaries taken as a whole shall have occurred, and such change shall either be incapable of being cured or shall not be cured within ten days of the Initial Expiration Date or, in the event such change is discovered during any extension of the Offer, within ten days after the discovery of such change;

    (e) there shall have occurred (i) any general suspension of trading in securities on the New York Stock Exchange, (ii) a declaration of a banking moratorium or any suspension of payments by United States or Australian authorities on the extension of credit by lending institutions, or (iii) a commencement of a war, armed hostilities or other international or national calamity directly or indirectly involving the United States,

  Australia or Peru which would reasonably be expected to have a material adverse effect on the business, property, financial condition or results of operations of the Company and its subsidiaries taken as a whole, and any such event shall continue to have such material adverse effect on May 31, 1996;

    (f) any representation or warranty of the Company in the Merger Agreement shall at any time prove to have been incorrect in any material respect at the time made, and shall either be incapable of being cured or shall not be cured within ten days of the Initial Expiration Date or, in the event such breach is discovered during any extension of the Offer, ten days after discovery of such breach;

    (g) the Company shall fail to perform or comply in any material respect with any covenant or agreement to be performed or complied with by the Company under the Merger Agreement and such failure is unremedied ten days after the Initial Expiration Date or, in the event such failure is discovered during any extension of the Offer, ten days after discovery of such nonperformance or noncompliance;

    (h) the Company and Purchaser shall have agreed to terminate the Offer or the Merger Agreement;

    (i) the Board of Directors of the Company or the Company, as the case may be, shall have (i) publicly (including by amendment of the Schedule 14D-9) withdrawn its recommendation to stockholders of acceptance of the Offer and adoption of the Merger Agreement, or shall have resolved to do so; or (ii) entered into an agreement with a third party providing for the acquisition or purchase of all or substantially all of the assets of, or equity interest in, the Company by such third party; and

    (j) the Offer shall not have been consummated by May 31, 1996.

  The foregoing conditions are for the sole benefit of Sub and Purchaser and may be asserted by Sub and Purchaser regardless of the circumstances giving rise to such condition or may be waived by Sub or Purchaser in whole at any time or in part from time to time in its reasonable discretion. The failure by Sub or Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right and may be asserted at any time and from time to time. If the Offer is terminated pursuant to the foregoing provisions, all tendered Shares not theretofore accepted for payment shall forthwith be returned by the Depository to the tendered stockholders.

16. CERTAIN REGULATORY AND LEGAL MATTERS.

  Except as set forth in this Section 16, Purchaser is not aware of any approval or other action by any governmental or administrative agency which would be required for the acquisition or ownership of Shares by Purchaser as contemplated herein. Should any such approval or other action be required, it will be sought, but Purchaser has no current intention to delay the purchase of Shares tendered pursuant to the Offer pending the outcome of any such matter, subject, however, to Purchaser's right to decline to purchase Shares if the Minimum Condition has not been satisfied or if any of the Events specified in Section 15 shall have occurred. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without conditions that Purchaser is not required to accept.

  ANTITRUST. Under the provisions of the HSR Act applicable to the Offer, the acquisition of Shares under the Offer may be consummated following the expiration of a 15 calendar-day waiting period following the filing by BHP of a Notification and Report Form with respect to the Offer, unless BHP receives a request for additional information or documentary material from the Department of Justice, Antitrust Division (the "Antitrust Division") or the Federal Trade Commission ("FTC") or unless early termination of the waiting period is granted. Purchaser made such a filing on December 4, 1995. If, within the initial 15-day waiting period, either the Antitrust Division or the FTC requests additional information or material from BHP concerning the Offer, the waiting period will be extended to the tenth calendar day after the date of substantial compliance by BHP with such request. Complying with a request for additional information or material can take a significant amount of time.

  The Antitrust Division and the FTC frequently scrutinize the legality under the antitrust laws of transactions such as Purchaser's proposed acquisition of the Company. At any time before or after Purchaser's acquisition of

Shares pursuant to the Offer, the Antitrust Division or the FTC could take such action under the antitrust laws as it either deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares pursuant to the Offer or the consummation of the Merger or seeking the divestiture of Shares acquired by Purchaser or the divestiture of substantial assets of the Company or its subsidiaries or BHP or its subsidiaries. Private parties may also bring legal action under the antitrust laws under certain circumstances. There can be no assurance that a challenge to the Offer on antitrust grounds will not be made, or, if such a challenge is made, of the result thereof.

  If any applicable waiting period under the HSR Act has not expired or been terminated prior to the Expiration Date, Purchaser will not be obligated to proceed with the Offer or the purchase of any Shares not theretofore purchased pursuant to the Offer. See Section 15.

  STATE TAKEOVER LAWS. The Company is incorporated under the laws of the State of Delaware. In general, Section 203 of the DGCL ("Section 203") prevents an "interested stockholder" (including a person who owns or has the right to acquire 15% or more of a corporation's outstanding voting stock) from engaging in a "business combination" (defined to include mergers such as the Merger and certain other actions) with a Delaware corporation for a period of three years following the date such person became an interested stockholder. The Board of Directors of the Company has taken all appropriate action so that none of Purchaser, Sub or BHP is an "interested stockholder" for purposes of the restrictions contained in Section 203.

  A number of other states have adopted laws and regulations applicable to attempts to acquire securities of corporations which are incorporated, or have substantial assets, stockholders, principal executive offices or principal places of business, or whose business operations otherwise have substantial economic effects in such states. Section 10-1221 of the Arizona Revised Statutes ("Arizona Law") applies to, among other things, companies which have substantial assets in Arizona. In accordance with the requirements of Arizona Law, a Committee of "Disinterested Directors", as defined in Section 10-1221 of Arizona Law, has approved the Merger Agreement. Based on information supplied by the Company, Purchaser does not believe that any other state takeover statutes apply to the Offer or the Merger and, therefore, neither Purchaser nor BHP currently has complied with any other such state takeover statute or regulation. Purchaser reserves the right to challenge the applicability or validity of any state law purportedly applicable to the Offer or the Merger and nothing in this Offer to Purchase or any action taken in connection with the Offer or the Merger is intended as a waiver of such right. If it is asserted that any state takeover statute is applicable to the Offer or the Merger and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or the Merger, Purchaser might be required to file certain information with, or to receive approvals from, the relevant state authorities, and Purchaser might not be able to accept for payment or pay for Shares tendered in the Offer, or be delayed in consummating the Offer or the Merger. In such case, Purchaser may not be obligated to accept for payment or pay for any Shares tendered pursuant to the Offer.

  FOREIGN APPROVALS. Based on information supplied by the Company, Purchaser does not believe that any foreign takeover statutes or similar regulatory provisions apply to the Offer or the Merger and, therefore, neither Purchaser nor BHP currently has complied with any such foreign takeover statute or regulation. Purchaser reserves the right to challenge the applicability or validity of any foreign law or regulation purportedly applicable to the Offer or the Merger and nothing in this Offer to Purchase or any action taken in connection with the Offer or the Merger is intended as a waiver of such right. If it is asserted that any foreign takeover statute or regulation is applicable to the Offer or the Merger and an appropriate court or other body does not determine that it is inapplicable or invalid as applied to the Offer or the Merger, Purchaser might be required to file certain information with, or to receive approvals from, the relevant foreign authorities, and Purchaser might not be able to accept for payment or pay for Shares tendered in the Offer, or be delayed in consummating the Offer or the Merger. In such case, Purchaser may not be obligated to accept for payment or pay for any Shares tendered pursuant to the Offer.

17. FEES AND EXPENSES.

  CS First Boston is acting as the Dealer Manager in connection with the Offer and is acting as exclusive financial advisor to BHP with respect to BHP's proposed acquisition of the Company. BHP has agreed, pursuant to an engagement letter dated June 14, 1995 (the "Engagement Letter"), to pay CS First Boston for its services (i) a fee of $250,000 payable on the date of the Engagement Letter (the "Initial Fee"), (ii) an additional fee of $750,000, payable upon the commencement of the Offer (the "Additional Fee"), and (iii) a transaction fee (the "Transaction Fee") of (a) $5,000,000, payable at the time BHP acquires 100% of the capital stock of the Company or (b) if less than 100% of the capital stock of the Company is acquired by BHP, $5,000,000 or a proportion thereof under certain circumstances. The Initial Fee and the Additional Fee will be credited against the Transaction Fee. In addition, BHP has agreed to reimburse CS First Boston for certain of its out-of-pocket expenses. BHP also has agreed to indemnify CS First Boston and certain related persons against certain liabilities and expenses in connection with its services, including certain liabilities under the federal securities laws.

  Purchaser has retained D.F. King & Co., Inc. as Information Agent, and Citibank, N.A. as Depositary, in connection with the Offer. The Information Agent and the Depositary each will receive reasonable and customary compensation for their services hereunder and reimbursement for their reasonable out-of-pocket expenses. The Information Agent may contact holders of Shares by mail, telephone, facsimile, telegraph and personal interviews and may request brokers, dealers, commercial banks, trust companies and other nominees to forward materials relating to the Offer to beneficial owners of Shares. The Information Agent and the Depositary will also be indemnified by Purchaser against certain liabilities in connection with the Offer, including certain liabilities under the federal securities laws. Neither the Information Agent nor the Depositary has been retained to make solicitations or recommendations in connection with the Offer.

  Except as described herein, none of Purchaser, Sub or BHP or any officer, director, stockholder, agent or other representative of Purchaser, Sub or BHP will pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks, trust companies and other nominees will, upon request, be reimbursed by Purchaser for customary mailing and handling expenses incurred by them in forwarding offering materials to their customers.

18. MISCELLANEOUS.

  The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares residing in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. Purchaser is not aware of any jurisdiction in which the making of the Offer is not in compliance with applicable law. If Purchaser becomes aware of any jurisdiction in which the making of the Offer would not be in compliance with applicable law, Purchaser will make a good faith effort to comply with such law. If, after such good faith effort, Purchaser cannot comply with such law, the Offer will not be made to, nor will tenders be accepted from or on behalf of, holders of Shares residing in any such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchaser by the Dealer Manager or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

  NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF PURCHASER, SUB OR BHP OTHER THAN AS CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL AND, IF ANY SUCH INFORMATION OR REPRESENTATION IS GIVEN OR MADE, IT SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

  Purchaser, Sub and BHP have filed with the Commission a Statement on
Schedule 14D-1 pursuant to Section 14(d)(1) of the Exchange Act and Rule 14d-3 promulgated thereunder, furnishing certain additional information with respect to the Offer, and may file amendments thereto. In addition, the Company has filed with the Commission a Solicitation/Recommendation Statement on Schedule 14D-9 pursuant to Rule 14d-9 under the Exchange Act, setting forth the recommendation of the Board with respect to the Offer and the reasons for such recommendation and furnishing certain additional related information. The
Schedule 14D-9 is being mailed to stockholders of the Company herewith. The
Schedule 14D-1 and Schedule 14D-9 and any amendments thereto, including exhibits, may be examined and copies may be obtained at the same places and in the same manner as set forth with respect to the Company in Section 8 (except that they will not be available at the regional offices of the Commission).

                                          The Broken Hill Proprietary Company
                                           Limited

                                          BHP Holdings (USA) Inc.

                                          BHP Sub Inc.

December 5, 1995

                                                                        ANNEX I

          DIRECTORS AND EXECUTIVE OFFICERS OF BHP, SUB AND PURCHASER

A. DIRECTORS AND EXECUTIVE OFFICERS OF BHP

  The following table sets forth the name, citizenship, present principal occupation or employment, and material occupations, positions, offices or employment for the past five years of each director and executive officer of The Broken Hill Proprietary Company Limited ("BHP"). All of the Executive Directors, with the exception of Mr. O'Connor, and the executive officers who are not directors, have been employed by BHP for more than five years. The business address of each such person, unless otherwise indicated, is BHP Tower, 600 Bourke Street, Melbourne 3000, Victoria, Australia.

  1. DIRECTORS

                                      PRESENT PRINCIPAL OCCUPATION
                                      OR EMPLOYMENT AND FIVE-YEAR
    NAME                              EMPLOYMENT HISTORY
    ----                              ----------------------------
 Brian T. Loton...................... Mr. Loton, an Australian citizen, has been a director of BHP since 1976, and has been
                                      Chairman of the Board since 1992. He served
                                      as Deputy Chairman from 1989 to 1992 and was
                                      Managing Director and Chief Executive Officer
                                      from 1984 to 1991. He is also Vice Chairman
                                      of National Australia Bank Ltd., a director
                                      of Amcor Ltd., and a director of Australian
                                      Foundation Investment Company Ltd.
 John B. Prescott.................... Mr. Prescott, an Australian citizen, has been a director of BHP since 1989. He has also
                                      served as Managing Director and Chief Execu-
                                      tive Officer of BHP since 1991.
 John B. Reid........................ Mr. Reid, an Australian citizen, has served as a director of BHP since 1972. He has
                                      served for the past five years as Chairman of
                                      James Hardie Industries Ltd., a manufacturing
                                      company. He is also a director of Focus Pub-
                                      lications Ltd. His business address is 65
                                      York Street, Sydney 2000, New South Wales,
                                      Australia.
 John B. Gough....................... Mr. Gough, an Australian citizen, has been a director of BHP since 1984. For the past five
                                      years he has served as Chairman of Pacific
                                      Dunlop Limited, a marketing and distribution
                                      company. He is also Chairman of Australia &
                                      New Zealand Banking Group Ltd. and a director
                                      of CSR Ltd. His business address is 101 Col-
                                      lins Street, Melbourne 3000, Victoria, Aus-
                                      tralia.
 David W. Rogers..................... Mr. Rogers, an Australian citizen, has been a director of BHP since 1987. From 1984 to
                                      1993, Mr. Rogers was a Senior Partner at Ar-
                                      thur Robinson & Hedderwicks, Solicitors, and
                                      since 1993 has been a Consultant to Arthur
                                      Robinson & Hedderwicks. For the past five
                                      years, Mr. Rogers has been a director of the
                                      AMP Society, a life insurance company, and of
                                      Amcor Paper Group, a division of Amcor Limit-
                                      ed, a paper manufacturer. He is also the
                                      Chairman of Woodside Petroleum Limited. His
                                      business address is 550 Collins Street, Mel-
                                      bourne 3000, Victoria, Australia.

                                      PRESENT PRINCIPAL OCCUPATION
                                      OR EMPLOYMENT AND FIVE-YEAR
    NAME                              EMPLOYMENT HISTORY
    ----                              ----------------------------
 Geoffrey E. Heeley.................. Mr. Heeley, an Australian citizen, has been an Executive Director of BHP since 1988 and
                                      Executive General Manager, Finance, of BHP
                                      since 1984. He is also a director of Metal
                                      Manufactures Ltd., a director of ICI Austra-
                                      lia Ltd. and a director of Victorian Clinical
                                      Genetics Services Ltd.
 David J. Asimus..................... Mr. Asimus, an Australian citizen, has been a director of BHP since 1988. He has been Chan-
                                      cellor of Charles Sturt University, an educa-
                                      tional institution, since 1990. For the past
                                      five years he has been a director of Rural
                                      Press Limited, a publishing company, and IBJ
                                      Australia Bank, a banking institution. Mr.
                                      Asimus has also been a director of Wesfarmers
                                      Limited, an industrial company, since 1990.
                                      His business address is Alabama, Tumbarumba
                                      Road, Wagga Wagga 2650, New South Wales, Aus-
                                      tralia.
 Jeremy K. Ellis..................... Mr. Ellis, an Australian citizen, has served as an Executive Director of BHP and Executive
                                      General Manager of BHP Minerals since 1991.
                                      He is also Chairman of Sandvik Australia Pty.
                                      Ltd.
 Ronald J. McNeilly.................. Mr. McNeilly, an Australian citizen, has been an Executive Director of BHP and Executive
                                      General Manager of BHP Steel since 1991. He
                                      is also a director of BHP New Zealand Steel
                                      Ltd. and of Tubemakers of Australia Ltd.
 Margaret A. Jackson................. Ms. Jackson, an Australian citizen, has been a director of BHP since 1994. Ms. Jackson has
                                      served for the past five years as Chairman of
                                      the Transport Accident Commission, a govern-
                                      ment insurance body. She is also a director
                                      of Australia & New Zealand Banking Group
                                      Ltd., of Pacific Dunlop Ltd., of Qantas Air-
                                      ways Ltd., and of the Playbox Theatre. Her
                                      business address is 222 Exhibition Street,
                                      Melbourne 3000, Victoria, Australia.
 David A. Crawford................... Mr. Crawford, an Australian citizen, has been a director of BHP since 1994. Mr. Crawford
                                      has served during the past five years as a
                                      Chartered Accountant at KPMG Peat Marwick, a
                                      chartered accounting firm. His business ad-
                                      dress is 161 Collins Street, Melbourne 3000,
                                      Victoria, Australia.
 John J. O'Connor.................... Mr. O'Connor, an Irish citizen, has been an
                                      Executive Director of BHP and Executive Gen-
                                      eral Manager of BHP Petroleum since 1994.
                                      Prior to that time, he held various executive
                                      positions with Mobil Oil Company. His busi-
                                      ness address is 120 Collins Street, Melbourne
                                      3000, Victoria, Australia.
 John C. Conde....................... Mr. Conde, an Australian citizen, has been a director of BHP since March 1995. From 1988
                                      to 1995 he served as Chairman of Pacific Pow-
                                      er, the Electricity Commission of New South
                                      Wales. He is also Chairman and Managing Di-
                                      rector of Broadcast Investments Pty. Ltd.,
                                      Chairman of the Australia Technology Park
                                      Sydney Ltd., Chairman of Radio 2UE Sydney
                                      Pty. Ltd., and a director of Lumley General
                                      Insurance Ltd. His business address is 176
                                      Pacific Highway, Greenwich 2065, New South
                                      Wales, Australia.

                                      PRESENT PRINCIPAL OCCUPATION
                                      OR EMPLOYMENT AND FIVE-YEAR
    NAME                              EMPLOYMENT HISTORY
    ----                              ----------------------------
 Michael A. Chaney................... Mr. Chaney, an Australian citizen, has been a director of BHP since May 1995. He also cur-
                                      rently serves as Managing Director of
                                      Wesfarmers Ltd., which provides services and
                                      merchandise to the rural community. Mr. Cha-
                                      ney was a deputy Managing Director of
                                      Wesfarmers Ltd. from 1990 to 1992. He is also
                                      a director of Gresham Partners Holdings Ltd.
                                      His business address is 40 The Esplanade,
                                      Perth 6000, Western Australia, Australia.

  2. EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS

                                      PRESENT PRINCIPAL OCCUPATION
                                      OR EMPLOYMENT AND FIVE-YEAR
    NAME                              EMPLOYMENT HISTORY
    ----                              ----------------------------
 Timothy J. Knott.................... Mr. Knott, an Australian citizen, has been
                                      Corporate Treasurer of BHP since 1995. From
                                      1991 to 1995 he was Corporate General Manager
                                      and Company Secretary of BHP. Mr. Knott
                                      served as Corporate General Manager, Taxa-
                                      tion, of BHP from 1987 to 1991.
 Richard A. St. John................. Mr. St. John, an Australian citizen, has been
                                      General Counsel to BHP since 1988.
 Michael W. Gillian.................. Mr. Gillian, a British citizen, has been Cor-
                                      porate General Manager, Accounting, of BHP
                                      since 1992. From 1983 to 1992, Mr. Gillian
                                      served as Finance Director, coated products
                                      division, of BHP Steel.
 Graeme W. McGregor.................. Mr. McGregor, an Australian citizen, has been
                                      Executive General Manager of BHP Service Com-
                                      panies since September 1992. From September
                                      1989 to September 1992, Mr. McGregor served
                                      as Group General Manager, Finance, of BHP
                                      Steel.
 James E. Lewis...................... Mr. Lewis, an Australian citizen, has been
                                      Executive General Manager, Corporate Planning
                                      and Administration, of BHP, since December
                                      1993. He is also a director of the Foster's
                                      Brewing Group Ltd.
 John R. McGregor.................... Mr. McGregor, an Australian citizen, has been a Corporate General Manager, Investor Rela-
                                      tions, and Company Secretary of BHP since
                                      February 1995. From 1993 to 1995 he served as
                                      Assistant Secretary and Corporate Manager,
                                      Investor Relations, of BHP. Mr. McGregor
                                      served as Group Manager of BHP Steel from
                                      1987 to 1993.
 Ian C. Edney........................ Mr. Edney, an Australian citizen, has served since 1995 as Corporate General Manager, Tax-
                                      ation, of BHP. He served from 1993 to 1995 as
                                      General Manager, Taxation, and Corporate Tax-
                                      ation Manager for BHP.

                                      PRESENT PRINCIPAL OCCUPATION
                                      OR EMPLOYMENT AND FIVE-YEAR
    NAME                              EMPLOYMENT HISTORY
    ----                              ----------------------------
 Robert J. Flew...................... Mr. Flew, an Australian citizen, has been
                                      Corporate General Manager, International, of
                                      BHP since June 1995. Until June 1995, he was
                                      Group General Manager, Australian Coal Divi-
                                      sion, of BHP. Until October 1994, Mr. Flew
                                      served as a director of Tubemakers of Austra-
                                      lia, a steel pipe and merchandising company.

B. DIRECTORS AND EXECUTIVE OFFICERS OF SUB

  The following table sets forth the name, citizenship, business address, present principal occupation, positions, offices or employment for the past five years of each director and executive officer of BHP Holdings (USA) Inc. ("Sub"). The business address of each such person, unless otherwise indicated, is 550 California Street, San Francisco, California 94104.

                                      PRESENT PRINCIPAL OCCUPATION
                                      OR EMPLOYMENT AND FIVE-YEAR
                                      EMPLOYMENT HISTORY, CITIZENSHIP
    NAME                              AND BUSINESS ADDRESS
    ----                              -------------------------------
 Daryl F. Collins.................... Mr. Collins, an Australian citizen, is a direc-
                                      tor and the President of Sub. Since 1993 he has
                                      been Group General Manager, Finance, for BHP
                                      Minerals. He served as General Commercial Man-
                                      ager of BHP Iron Ore from 1987 to 1993. He is
                                      currently a director of Ok Tedi Mining Ltd., a
                                      BHP subsidiary, and a director of various other
                                      BHP subsidiaries.
 T. Rognald Dankmeyer................ Mr. Dankmeyer, a U.S. citizen, is a Vice Presi-
                                      dent of Sub. He has been Senior Vice President
                                      and General Counsel of BHP Minerals for more
                                      than five years.
 Timothy J. Knott.................... Mr. Knott is the Treasurer of Sub. See above for additional information.
 D.W. Loughridge..................... Mr. Loughridge, a U.S. citizen, is a Vice Presi-
                                      dent and a director of Sub and the President of
                                      BHP Power. From 1991 to 1994 he was Group Gen-
                                      eral Manager for BHP Petroleum (Americas). From
                                      1990 to 1991 he served as Group General Manager
                                      for Finance and Planning for BHP Petroleum.
 E.W. Parker II...................... Mr. Parker, a U.S. citizen, is a Vice President and a director of Sub. He is currently Vice
                                      President, Legal and Administration,
                                      of and prior to that was General Counsel to BHP
                                      Petroleum (Americas).
 Daniel H. Payne..................... Mr. Payne, a U.S. citizen, is a director of Sub and several other BHP subsidiaries. He has been
                                      the Vice President, Taxation, of BHP Minerals
                                      for the last five years.
 Barbara A. Steen.................... Ms. Steen, a U.S. citizen, is a director of Sub and several other BHP subsidiaries. She is cur-
                                      rently Assistant Vice President and Secretary of
                                      Griffin Corporate Services, Inc. From 1994 to
                                      1995 she was Assistant Vice President of Dela-
                                      ware Trust Capital Management, Inc. From 1992 to
                                      1994 she served as Relationship
                                      Officer, Delaware Trust Capital Management,
                                      Inc., prior to which she was Assistant Vice
                                      President of the Bank of New York,
                                      Delaware. Her business address is 900 Market
                                      Street, Suite 200, Wilmington, Delaware 19801.

C. DIRECTORS AND EXECUTIVE OFFICERS OF PURCHASER

  The following table sets forth the name, present principal occupation, position, offices or employment for the past five years of each director and executive officer of BHP Sub Inc., ("Purchaser"). The business address of each such person is 550 California Street, San Francisco, California 94104.

                                      PRESENT PRINCIPAL OCCUPATION
                                      OR EMPLOYMENT, FIVE-YEAR
    NAME                              EMPLOYMENT HISTORY AND CITIZENSHIP
    ----                              ----------------------------------
 T. Rognald Dankmeyer................ Mr. Dankmeyer is a director and Vice President of
                                      Purchaser. See above for more information.
 Donald E. Egan...................... Mr. Egan, a U.S. citizen, is a director and Presi-
                                      dent of Purchaser. He has been Manager of Planning
                                      and Development of BHP Copper since January 1995.
                                      From 1993 to 1995 he served as Manager of Strategic
                                      Planning at BHP Minerals. From 1992 to 1993, Mr.
                                      Egan served as Vice President, Finance, of Minera
                                      Escondida Limitada ("Escondida"), a Chilean mining
                                      company and subsidiary of BHP. From 1990 to 1992,
                                      Mr. Egan was Vice President, Marketing, of
                                      Escondida.
 Stefano Giorgini.................... Mr. Giorgini, an Australian citizen, is a director and Vice President of Purchaser. He has been Man-
                                      ager of Finance, New Business Development, of BHP
                                      Minerals since February 1995. From 1991 to 1995 he
                                      served as Manager of Finance of Long Products, a
                                      division of BHP Steel. From 1989 to 1991, he was a
                                      Senior Financial Analyst of BHP Steel. Since 1991,
                                      Mr. Giorgini has served as the director of several
                                      BHP subsidiaries.

  Facsimile copies of the Letter of Transmittal, properly completed and duly executed, will be accepted. The Letter of Transmittal, certificates for Shares and any other required documents should be sent or delivered by each stockholder of Magma Copper Company or such stockholder's broker, dealer, commercial bank, trust company or other nominee to the Depositary as follows:

                        The Depositary for the Offer is:

                                 CITIBANK, N.A.

        By Mail:             By Overnight Courier:            By Hand:



     Citibank, N.A.              Citibank, N.A.            Citibank, N.A.
   c/o Citicorp Data           c/o Citicorp Data       Corporate Trust Window
   Distribution, Inc.          Distribution, Inc.       111 Wall Street, 5th
     P.O. Box 7072              404 Sette Drive                Floor
  Paramus, New Jersey      Paramus, New Jersey 07652     New York, New York
         07653

                                 By Facsimile:

                        (For Eligible Institutions Only)
                                 (201) 262-3240

  Questions and requests for assistance may be directed to the Information Agent or the Dealer Manager at the addresses and telephone numbers set forth below. Additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and related materials may be obtained from the Information Agent. A stockholder may also contact its broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

                    The Information Agent for the Offer is:

                             D.F. KING & CO., INC.
            United States                              Europe
           77 Water Street                Royex House, Aldermanbury Square
       New York, New York 10005               London, England EC2V 7HR
    Call Toll Free: (800) 628-8538         Call Collect: (44) 171-600-5005

                       Outside the United States & Europe
                          Call Collect: (212) 269-5550

                      The Dealer Manager for the Offer is:

                                CS FIRST BOSTON
                               PARK AVENUE PLAZA
                              55 EAST 52ND STREET
                            NEW YORK, NEW YORK 10055
                         CALL TOLL FREE (800) 665-4379